UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☑   Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

American International Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN INTERNATIONAL GROUP, INC.

180 Maiden Lane, New York, N.Y. 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2012

April 5, 2012

To the Shareholders of

AMERICAN INTERNATIONAL GROUP, INC.:

The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (AIG) will be held at 180 Maiden Lane, New York, New York, on May 16, 2012, at 11:00 a.m., for the following purposes:

1.	To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote upon a non-binding shareholder resolution to approve executive compensation;

3.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012; and

4.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2012 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2012. The Proxy Statement, Annual Report to Shareholders and other Soliciting Material are available in the Investor Information section of AIG’s corporate website at www.aig.com.

By Order of the Board of Directors

JEFFREY A. WELIKSON

Secretary

If you plan on attending the meeting, please remember to bring photo identification with you. In addition, if you hold shares in “street name” and would like to attend the meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 21, 2012. If you cannot be present at the meeting, please sign and date your proxy and return it at once or vote your shares by telephone or through the internet.

AMERICAN INTERNATIONAL GROUP, INC.

180 Maiden Lane, New York, N.Y. 10038

PROXY STATEMENT

April 5, 2012

TIME AND DATE	11:00 a.m. on Wednesday, May 16, 2012.

PLACE	180 Maiden Lane, New York, New York 10038.

MAILING DATE	This Proxy Statement, 2011 Annual Report and proxy card or voting instructions were either made available to you over the internet or mailed to you on or about April 5, 2012.

ITEMS OF BUSINESS	• To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

• To vote upon a non-binding shareholder resolution to approve executive compensation;

• To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012; and

• To transact any other business that may properly come before the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 21, 2012.

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD	A list of the shareholders of record as of March 21, 2012 will be available for inspection during ordinary business hours during the ten days prior to the meeting at AIG’s offices, 180 Maiden Lane, New York, New York 10038.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the meeting is included in this proxy statement.

PROXY VOTING	YOU CAN VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

VOTING INSTRUCTIONS AND INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (Board of Directors or Board) of American International Group, Inc., a Delaware corporation (AIG), for use at the AIG Annual Meeting of Shareholders to be held on May 16, 2012, or at any adjournment thereof (Annual Meeting or 2012 Annual Meeting of Shareholders). These proxy materials are first being sent to shareholders of AIG commencing on or about April 5, 2012.

When and where is our Annual Meeting?

We will hold our Annual Meeting on Wednesday, May 16, 2012 at 11:00 a.m., Eastern Daylight Saving Time, at our offices at 180 Maiden Lane, New York, New York 10038.

How are we distributing our proxy materials?

We are using the rule of the United States Securities and Exchange Commission (SEC) that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about April 5, 2012, we sent shareholders of record at the close of business on March 21, 2012, a Notice of internet Availability of Proxy Materials (Notice) or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2011 (2011 Annual Report) via the internet and how to vote. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2011 Annual Report to Shareholders, which will be sent on or about April 5, 2012.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of AIG’s common stock, par value $2.50 per share (AIG Common Stock), if you were a shareholder of record or if you held AIG Common Stock in “street name” at the close of business on March 21, 2012. On that date, 1,793,442,306 shares of AIG Common Stock (exclusive of shares held by AIG and certain subsidiaries) were outstanding, held by 43,902 shareholders of record. Each share of AIG Common Stock held by you on the record date is entitled to one vote.

Who is a shareholder of record?

During the ten days prior to the Annual Meeting, a list of the shareholders will be available for inspection at the offices of AIG at 180 Maiden Lane, New York, New York 10038.

•	If you hold AIG Common Stock that is registered in your name on the records of AIG maintained by AIG’s transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record.

•	If you hold AIG Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold shares in “street name.”

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 21, 2012, the record date for voting. In order to vote at the Annual Meeting if you hold shares in “street name”, you will also need a valid “legal proxy”, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See “How do I vote?” for four ways to cast your vote.

What proposals will be voted on at the Annual Meeting?

Three proposals from AIG will be considered and voted on at the Annual Meeting:

1.	To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote upon a non-binding shareholder resolution on executive compensation; and

3.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

AIG’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees specified under “Election of Directors” to the Board of Directors.

2.	“FOR” the non-binding shareholder resolution on executive compensation.

3.	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012.

How do I vote?

You may cast your vote in one of four ways:

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By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 15, 2012. Please have your Notice of Internet Availability of Proxy Materials or your proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

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By Submitting a Proxy by Telephone. To submit a proxy using the telephone (call 1-800-690-6903 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 15, 2012.

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By Submitting a Proxy by Mail. Mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received by 9:00 a.m., Eastern Daylight Saving Time, on May 16, 2012.

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At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

For a Proxy Submitted by Internet or Telephone

•	Subsequently submitting in a timely manner a new proxy through the internet or by telephone that is received by 11:59 p.m., Eastern Daylight Saving Time, on May 15, 2012; or

•	Executing and mailing a later-dated proxy card that is received prior to 9:00 a.m., Eastern Daylight Saving Time, on May 16, 2012; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Subsequently executing and mailing another proxy card bearing a later date that is received prior to 9:00 a.m., Eastern Daylight Saving Time, on May 16, 2012; or

•	Giving written notice of revocation to AIG’s Secretary at 180 Maiden Lane, New York, New York 10038 that is received by AIG prior to 9:00 a.m., Eastern Daylight Saving Time, on May 16, 2012; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of AIG’s director nominees specified under “Election of Directors”; FOR the non-binding shareholder resolution on executive compensation; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of independent auditors because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of AIG, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to that proposal.

Under NYSE rules, each other proposal, including the election of directors, is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of AIG Common Stock do not have discretion to vote the shares of AIG Common Stock held by those beneficial owners on any of those proposals.

How are votes counted?

Proposal 1—Election of Directors. AIG’s By-laws provide that in uncontested elections, directors must receive a majority of the votes cast by the holders of AIG Common Stock. In other words, directors in an uncontested election must receive more votes “for” their election than “against” their election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the Annual Meeting and (2) Board acceptance of such resignation. In the event that a nominee fails to receive the required vote at the Annual Meeting, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Committee recommends and the Board determines that the best interests of AIG and its shareholders would not be served by doing so.

Proposal 2—Non-binding Shareholder Vote to Approve Executive Compensation. Adoption of the resolution of the non-binding shareholder vote to approve executive compensation requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Proposal 3—Ratification of the Selection of PricewaterhouseCoopers LLP as AIG’s Independent Registered Public Accounting Firm. Ratification of the selection of accountants requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Broker Non-Votes and Abstentions. Because directors are elected by a majority of the votes cast, an abstention will have no effect on the election, although a director who receives more votes “against” than “for” his or her election will be required to resign, subject to the process described above under “Proposal 1—Election of Directors.” In the case of the non-binding shareholder resolution to approve executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the proposal will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” these proposals and therefore will have no effect on the vote.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of AIG Common Stock entitled to vote will constitute a quorum.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting.

How do I obtain more information about AIG?

A copy of AIG’s 2011 Annual Report to Shareholders, which includes AIG’s Annual Report on Form 10-K for the year ended December 31, 2011 (AIG’s 2011 Annual Report on Form 10-K) filed with the SEC, has been delivered or made available to shareholders. You also may obtain, free of charge, a copy of the 2011 Annual Report to Shareholders and AIG’s 2011 Annual Report on Form 10-K by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations. These documents also are available in the Investor Information section of AIG’s corporate website at www.aig.com.

Who pays for the expenses of this proxy solicitation?

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and certain officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $18,500 plus reasonable out-of-pocket expenses and disbursements of that firm AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and other publicly available documents may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements may address, among other things:

•	the timing of the disposition of the ownership position of the United States Department of the Treasury (Department of the Treasury) in AIG;

•	the fair value of AIA Group Limited and cash flow projections for AIG’s interests in Maiden Lane III LLC;

•	the monetization of AIG’s interests in International Lease Finance Corporation (ILFC);

•	AIG’s exposures to sovereign bond issuers, state and municipal bond issuers, residential, including subprime, and commercial real estate, and monoline insurers;

•	AIG’s exposure to European governments and European financial institutions;

•	AIG’s strategy for risk management;

•	AIG’s ability to retain and motivate its employees;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share long-term aspirational goals;

•	AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	actions by credit rating agencies;

•	changes in market conditions;

•	the occurrence of catastrophic events;

•	significant legal proceedings;

•	concentrations in AIG’s investment portfolios, including its municipal bond portfolio;

•	judgments concerning casualty insurance underwriting and reserves;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning deferred policy acquisition costs recoverability;

•	judgments concerning the recoverability of aircraft values in ILFC’s fleet; and

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such other factors as are discussed in Part I, Item 1A. Risk Factors and throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s 2011 Annual Report on Form 10-K.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

RELATIONSHIPS WITH THE FEDERAL RESERVE BANK OF NEW YORK, THE AIG CREDIT FACILITY TRUST AND THE UNITED STATES DEPARTMENT OF THE TREASURY

Recapitalization of AIG

On January 14, 2011, AIG completed the previously announced series of integrated transactions (the Recapitalization) to recapitalize AIG as contemplated by the Master Transaction Agreement, dated as of December 8, 2010 (the Master Transaction Agreement), among AIG, AM Holdings (formerly known as ALICO Holdings LLC) (the ALICO SPV), AIA Aurora, LLC (the AIA SPV), the Federal Reserve Bank of New York (the FRBNY), the Department of the Treasury and the AIG Credit Facility Trust established for the sole benefit of the United States (the Trust).

Prior to the Recapitalization. From September 22, 2008 until the Recapitalization, AIG and the FRBNY were parties to a revolving credit facility (as amended, the FRBNY Credit Agreement) and a Guarantee and Pledge Agreement. In connection with the FRBNY Credit Agreement, the Trust held all of the outstanding 100,000 shares of AIG’s Series C Perpetual Convertible Participating Preferred Stock, par value $5.00 per share (AIG Series C Preferred Stock). The AIG Series C Preferred Stock was, to the extent permitted by law, entitled to vote on all matters with the AIG Common Stock and was entitled to approximately 79.8 percent of the voting power of AIG’s shareholders entitled to vote on any particular matter and approximately 79.8 percent of the aggregate dividend rights of the outstanding AIG Common Stock and the AIG Series C Preferred Stock, in each case, on an as converted basis. In addition, prior to the Recapitalization, as part of the Troubled Asset Relief Program (TARP) and the Program for Systemically Significant Failing Institutions, the Department of the Treasury held all of the outstanding 400,000 shares of AIG’s Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (AIG Series E Preferred Stock), and all of the outstanding 300,000 shares of AIG’s Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (AIG Series F Preferred Stock).

Closing of the Recapitalization. The Recapitalization was comprised of a series of integrated transactions, discussed in more detail in AIG’s 2011 Annual Report, and summarized as follows:

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AIG repaid to the FRBNY approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Agreement, and the FRBNY Credit Agreement and the related Guarantee and Pledge Agreement were terminated.

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AIG and the Department of the Treasury amended and restated the Securities Purchase Agreement, dated as of April 17, 2009 (the Series F SPA), between AIG and the Department of the Treasury relating to the AIG Series F Preferred Stock to provide for the issuance by AIG to the Department of the Treasury of 20,000 shares of AIG Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (AIG Series G Preferred Stock), with a liquidation preference of zero, which would increase by any amount drawn down by AIG under the Series G Drawdown Right (as defined below) from the Recapitalization Closing until March 31, 2012 (or the earlier termination of the Series G Drawdown Right).

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The shares of the AIG Series C Preferred Stock held by the Trust were exchanged for 562,868,096 shares of AIG Common Stock, which were subsequently transferred by the Trust to the Department of the Treasury. The shares of the AIG Series E Preferred Stock held by the Department of the Treasury were exchanged for 924,546,133 shares of AIG Common Stock and the shares of the AIG Series F Preferred Stock held by the Department of the Treasury were exchanged for (a) the SPV Preferred Interests (as defined below), (b) 20,000 shares of AIG Series G Preferred Stock, and (c) 167,623,733 shares of AIG Common Stock. After these exchanges, the Trust was terminated.

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AIG drew down approximately $20 billion (the Series F Closing Drawdown Amount) under the Department of the Treasury’s commitment (the Department of the Treasury Commitment) pursuant to the Series F SPA. This was the full amount remaining under the Department of the Treasury Commitment, less $2 billion that AIG designated to be available after the Recapitalization for general corporate purposes under a commitment relating to AIG Series G Preferred Stock (the Series G Drawdown Right). The right of AIG to draw on the Department of the Treasury Commitment (other than the Series G Drawdown Right) was terminated.

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AIG applied certain proceeds from asset sales to retire a portion of the FRBNY’s preferred interests in the ALICO SPV (the ALICO SPV Preferred Interests) and used the Series F Closing Drawdown Amount to repurchase the remainder of the FRBNY’s ALICO SPV Preferred Interests and all of the FRBNY’s preferred interests in the AIA SPV (the AIA SPV Preferred Interests, and together with the ALICO SPV

Preferred Interests, the SPV Preferred Interests). As described above, AIG transferred the SPV Preferred Interests to the Department of the Treasury as part of the consideration for the exchange of the AIG Series F Preferred Stock. Under the Master Transaction Agreement, the Department of the Treasury, so long as it held AIA SPV Preferred Interests, had certain rights with respect to the AIG assets that secured the paydown of the liquidation preference of the SPV Preferred Interests.

Effect of the Recapitalization. As a result of the Recapitalization, AIG is controlled by the Department of the Treasury. Immediately after the Recapitalization, the Department of the Treasury owned 1,655,037,962 shares of AIG Common Stock, representing approximately 92 percent of AIG Common Stock then outstanding, and 20,000 shares of AIG Series G Preferred Stock. As a result of certain transactions since the Recapitalization closing described below, ownership of AIG Common Stock by the Department of the Treasury has been reduced to approximately 70 percent. The Treasury Department continues to hold two 10-year warrants (the Treasury Warrants) to purchase a total of 2,690,088 shares of AIG Common Stock.

Certain Rights and Interests of the Department of the Treasury as a Result of the Recapitalization. The interests of the Department of the Treasury may not be the same as the interests of AIG’s other shareholders. As a result of its ownership, the Department of the Treasury is able to elect all of AIG’s directors and can, to the extent permitted by law, control a vote of AIG shareholders on substantially all matters, including:

•	Approval of mergers or other business combinations;

•	A sale of all or substantially all of AIG’s assets;

•	Amendments to AIG’s Restated Certificate of Incorporation; and

•	Other matters that might be favorable to the Department of the Treasury, but not to other shareholders.

Should the Department of the Treasury, subject to applicable securities laws, transfer all, or a portion of, the AIG Common Stock it currently holds to another person or entity, that person or entity could become AIG’s controlling shareholder.

AIG understands that, subject to market conditions, the Department of the Treasury intends to dispose of its ownership interest over time, and AIG entered into an agreement (the Registration Rights Agreement) in which it granted certain registration rights to the Department of the Treasury to facilitate such dispositions, including:

•	the right to participate in any registered offering of AIG Common Stock by AIG;

•	the right to demand that AIG effect a registered market offering of its shares no more than twice in any 12-month period;

•	the right to engage in at-the-market offerings; and

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subject to certain exceptions, the right to approve the terms, conditions and pricing of any registered offering in which it participates until its ownership falls below 33 percent of AIG’s voting securities.

May 2011 Common Stock Offering and Sale

On May 27, 2011, AIG and the Department of the Treasury, as the selling shareholder, completed a registered public offering of AIG Common Stock. AIG issued and sold 100 million shares of AIG Common Stock for aggregate net proceeds of approximately $2.9 billion and the Department of the Treasury sold 200 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares of AIG Common Stock by the Department of the Treasury. As required by the Registration Rights Agreement, AIG paid the underwriting discount as well as certain expenses with respect to the shares sold by the Department of the Treasury. As a result of the sale of AIG Common Stock in this offering, the Series G Drawdown Right was terminated, the Series G Preferred Stock was cancelled and the ownership by the Department of the Treasury was reduced from approximately 92 percent to approximately 77 percent of the AIG Common Stock outstanding after the completion of the offering.

March 2012 Common Stock Offering by the Department of the Treasury and AIG Purchase of Shares

On March 13, 2012, the Department of the Treasury completed a registered public offering of AIG Common Stock, in which it sold 206,896,552 million shares of AIG Common Stock. AIG did not receive any of the proceeds from the sale of the shares. AIG purchased 103,448,276 shares in the offering for an aggregate purchase amount of approximately $3.0 billion. As required by the Registration Rights Agreement, AIG paid the underwriting discount as well as certain expenses with respect to the shares sold by the Department of the Treasury (no underwriting discount was paid on the shares purchased by AIG). As a result of the Department of the Treasury’s sale of AIG Common Stock and AIG’s purchase of shares in this offering, ownership by the Department of the Treasury was further reduced from approximately 77 percent to approximately 70 percent of the AIG Common Stock outstanding after the completion of the offering.

Repayments of the Liquidation Preference of the AIA SPV Preferred Interests; Redemption of Participating Return Rights; Amendment of Master Transaction Agreement and Related Agreements

Pursuant to the terms of the stock purchase agreement for the sale by AIG to MetLife of American Life Insurance Company (ALICO), AIG provided MetLife with certain indemnities and initially placed $3.0 billion of the cash proceeds from the sale of MetLife securities in escrow. On November 1, 2011, in accordance with this escrow agreement, approximately $918 million was released from escrow to AIG and was used to pay down a portion of the liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests.

On January 12, 2011, AIG entered into an agreement to sell its 97.57 percent interest in Nan Shan Life Insurance Company Ltd. to a Taiwan-based consortium. The transaction closed on August 18, 2011 for net proceeds of $2.15 billion in cash, which AIG used to pay down a portion of the liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests.

On February 8, 2011, AIG entered into a letter agreement with the Department of the Treasury, pursuant to which the Department of the Treasury permitted AIG to retain $2 billion of the net cash proceeds from the sale of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company. The $2 billion was used to support the capital of Chartis, Inc. and its subsidiaries. The remainder of the net cash proceeds was, with the Department of the Treasury’s consent, used to repay a portion of the Department of the Treasury’s SPV Preferred Interests.

On March 1, 2011, AIG entered into a Coordination Agreement among the ALICO SPV, AIG and MetLife regarding a series of integrated transactions (the MetLife Disposition) whereby MetLife agreed to allow AIG to offer for sale, earlier than contemplated under the original terms of the ALICO sale, the MetLife securities that AIG received in the ALICO sale. With the consent of the Department of the Treasury, AIG completed the MetLife Disposition on March 8, 2011 and used $6.6 billion of the proceeds to repay all of the liquidation preference and accrued return of the Department of the Treasury’s ALICO SPV Preferred Interests and a portion of the liquidation preference and accrued return of the Department of the Treasury’s AIA SPV Preferred Interests.

On March 5, 2012, AIG sold 1.72 billion ordinary shares of AIA Group Limited (AIA) for gross proceeds of approximately $6 billion (the AIA Sale). AIG used approximately $5.6 billion of the proceeds of the AIA Sale to pay down a portion of the liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests. On March 3, 2012, AIG, the ALICO SPV, the AIA SPV and the Department of the Treasury entered into a letter agreement under which the Department of the Treasury consented to the AIA Sale.

On March 7, 2012, the Master Transaction Agreement was amended. The Amendment entitled the AIA SPV to retain and distribute to AIG the net proceeds in excess of approximately $5.6 billion received by the AIA SPV from the AIA Sale. In addition, the liens on (i) the equity interests in ILFC, (ii) the ordinary shares of AIA held by the AIA SPV subsequent to the closing of the AIA Sale, and (iii) the common equity interests in the AIA SPV were released and such interests and the AIA ordinary shares no longer constitute collateral securing the paydown of the liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests. The release of collateral and modification of agreements were subject to various conditions, including that the AIA SPV and the ALICO SPV would redeem the Department of the Treasury’s preferred participating return rights under the applicable SPV limited liability agreements for a total of approximately $127 million. All of the conditions to the release of collateral and modification of agreements were satisfied, and the release of collateral and modification of agreements occurred on March 16, 2012.

On March 21, 2012, AIG entered into an Agreement to Terminate Intercompany Loan (the Termination Agreement), among AIG, the AIA SPV, the ALICO SPV and the Department of the Treasury. The Termination Agreement provided that immediately after the receipt by the AIA SPV of a partial repayment of the intercompany loan extended by the AIA SPV to AIG, the loan would terminate and no longer be outstanding, and the AIA SPV would use the partial repayment of the loan and cash then held by the AIA SPV to pay down the remaining liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests. On March 22, 2012, the AIA SPV made the final paydown of the liquidation preference of approximately $1.5 billion of the Department of the Treasury’s AIA SPV Preferred Interests, the AIA SPV Preferred Interests were retired, and the remaining liens on AIG assets which had secured the paydown of the liquidation preference of the AIA SPV Preferred Interests were released.

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees are currently members of AIG’s Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should become unavailable prior to the Annual Meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a majority of the votes cast by the shareholders of the AIG Common Stock, which votes are cast “for” or “against” election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the shareholder meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director of AIG fails to receive the required vote, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Board determines (after consideration of the Nominating and Corporate Governance Committee’s recommendation) that the best interests of AIG and its shareholders would not be served by doing so.

In accordance with AIG’s Corporate Governance Guidelines that provide that directors will not stand for election as a director after reaching the age of 75, Mr. Offit will retire from the Board of Directors effective at the time that the directors are elected at the Annual Meeting.

The principal occupation or affiliation of the nominees for director and any directorships held by such nominee during the past five years are set forth below.

ROBERT H. BENMOSCHE Director since 2009	President and Chief Executive Officer, AIG Age 67

Mr. Benmosche has been AIG’s President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to March 2006. He served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. He served as an Executive Vice President of PaineWebber Group Incorporated from 1989 to 1995. Mr. Benmosche is currently a director of Credit Suisse Group AG, where he is a member of the Compensation Committee. In the past five years, Mr. Benmosche has served as a director of MetLife, Inc. In light of Mr. Benmosche’s experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology, AIG’s Board has concluded that Mr. Benmosche should be re-elected to the Board.

W. DON CORNWELL Director since 2011	Former Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation Age 64

Mr. Cornwell was Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and Vice Chairman until December 2009. Mr. Cornwell spent 17 years at Goldman, Sachs & Co. where he served as Chief Operating Officer of the Corporate Finance Department from 1980 to 1988 and Vice President of the Investment Banking Division from 1976 to 1988. Mr. Cornwell is currently a director of Avon Products, Inc., where he is a member of the Finance Committee and the Audit Committee, and Pfizer, Inc., where he is Chairman of the Audit Committee and a member of the Compensation and Regulatory and Compliance Committees. Mr. Cornwell was Chairman of the Board and Chief Executive Officer of Granite Broadcasting when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2006 and emerged from its restructuring in June 2007. In the past five years, Mr. Cornwell has also served as a director of CVS Caremark Corporation from 1994 until 2007. In light of Mr. Cornwell’s experience in finance and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Cornwell should be re-elected to the Board.

JOHN H. FITZPATRICK Director since 2011	Chairman of Oak Street Management Co., LLC; Former Chief Financial Officer, Head of the Life and Health Business Group and Head of Financial Services of Swiss Re Age 55

Mr. Fitzpatrick has been Chairman of Oak Street Management Co., LLC, a manager of commercial real estate funds, and Oak Family Advisors, LLC, a private wealth management firm since 2010. From 2006 to 2010, Mr. Fitzpatrick was a partner at Pension Corporation and a director of Pension Insurance Corporation Ltd. From 1998 to 2006, he was a member of Swiss Re’s Executive Board Committee and served at Swiss Re as Chief Financial Officer, Head of the Life and Health Business Group, and Head of Financial Services. From 1996 to 1998, Mr. Fitzpatrick was a partner in insurance private equity firms sponsored by Zurich Financial Services, Credit Suisse and Swiss Re. From 1990 to 1996, Mr. Fitzpatrick served as the Chief Financial Officer and a Director of Kemper Corporation, a NYSE-listed insurance and financial services organization where he started his career in corporate finance in 1978. From February 2010 until March 2011, Mr. Fitzpatrick was a director of Validus Holdings, Ltd., where he served on the Audit and Finance Committees. Mr. Fitzpatrick is a Certified Public Accountant and a Chartered Financial Analyst. In light of Mr. Fitzpatrick’s broad experience in the insurance and reinsurance industry, AIG’s Board has concluded that Mr. Fitzpatrick should be re-elected to the Board.

LAURETTE T. KOELLNER Director since 2009	Former President, Boeing International; Former Executive Vice President of The Boeing Company Age 57

Ms. Koellner is the former President of Boeing International, a division of The Boeing Company, serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as Senior Vice President and President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2000. Ms. Koellner spent 19 years at McDonnell Douglas Corp., where she served as Division Director of Human Resources as well as Vice President of Internal Audit. Ms. Koellner is currently a director of Celestica Inc., where she is a member of the Audit, Nominating and Corporate Governance and Compensation Committees, and Sara Lee Corporation, where she is Chairman of the Audit Committee and a member of the Executive and Corporate Governance, Nominating and Policy Committees. In light of Ms. Koellner’s experience in managing large, complex, international institutions, and in finance, accounting and risk management, as well as her professional experience in the aircraft and the operations and technology industries, AIG’s Board has concluded that Ms. Koellner should be re-elected to the Board.

DONALD H. LAYTON Director since 2010	Former Chairman and Chief Executive Officer, E*TRADE Financial Corporation; Former Vice Chairman, J.P. Morgan Chase & Co. Age 61

Mr. Layton is the former Chairman and Chief Executive Officer of E*TRADE Financial Corporation, serving from 2008 to 2009, and non-executive Chairman of the Board, serving from 2007 to 2008. Previously, he was employed by J.P. Morgan Chase & Co. and its predecessors for twenty-nine years, retiring in 2004. Prior to his retirement, Mr. Layton was Vice Chairman and served as a member of J.P. Morgan Chase & Co.’s three person Office of the Chairman. He was Head of Chase Financial Services, the consumer and middle market banking business, from 2002 to 2004, Co-Chief Executive Officer of J.P. Morgan, the investment bank of J.P. Morgan Chase & Co., from 2000 to 2002, and Head of Global Markets, the worldwide capital markets and trading division, of the predecessor Chase Manhattan Corporation from 1996 to 2000. He was also Head of Treasury & Securities Services from 1999 through 2004. Mr. Layton was a Senior Adviser to the Securities Industry and Financial Markets Association and is currently a director of Assured Guaranty Ltd., where he serves on the Compensation Committee and is Chairman of the Risk Oversight Committee. In light of Mr. Layton’s experience in managing large, complex, international businesses, his experience in finance as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Layton should be re-elected to the Board.

CHRISTOPHER S. LYNCH Director since 2009	Former National Partner in charge of Financial Services, KPMG LLP Age 54

Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held financial intermediaries, including risk management, strategy, governance, financial accounting and regulatory reporting and troubled-asset management. Mr. Lynch is the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business and Banking and Finance Practice. He held a variety of positions with KPMG from 1979 to 2007, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. Mr. Lynch has experience as an audit signing partner under Sarbanes Oxley for some of KPMG’s largest financial services clients. He also served as a Partner in KPMG’s Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is a member of the National Audit Committee Chair Advisory Council of the National Association of Corporate Directors. Mr. Lynch is currently Non-Executive Chairman of the Federal Home Loan Mortgage Corporation, where he is also a member of the Audit and Compensation Committees. In light of Mr. Lynch’s experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Lynch should be re-elected to the Board.

ARTHUR C. MARTINEZ Director since 2009	Former Chairman of the Board, President and Chief Executive Officer, Sears, Roebuck and Co. Age 72

Mr. Martinez is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., serving from 1995 to 2000. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. He served as Chief Financial Officer of Saks Fifth Avenue from 1980 to 1984, as Executive Vice President from 1984 to 1987 and then as Vice Chairman from 1990 to 1992. Mr. Martinez also served as Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 to 2002. Mr. Martinez is currently a director of HSN, Inc., where he is Non-Executive Chairman and Chairman of the Governance and Nominating Committee, IAC/InterActiveCorp, where he is Chairman of the Compensation and Human Resources Committee, International Flavors & Fragrances Inc., where he is the Lead Director and a member of the Audit and the Nominating and Governance Committees, Liz Claiborne, Inc., where he is Chairman of the Compensation Committee and a member of the Audit Committee, and PepsiCo, Inc., where he is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. In the past five years, Mr. Martinez has also served as a director of ABN AMRO Holding N.V. from 2002 to 2010 and was also Chairman from 2006 until 2010. Shortly after joining the Board in 2009, Mr. Martinez committed to AIG that, in accordance with AIG’s Corporate Governance Guidelines, he would reduce the number of public company boards on which he serves as director (other than AIG) to no more than four within the following 12 months. Since then, Mr. Martinez reduced his board memberships by one and his commitment to further reduce his board memberships was extended, with Board approval. In May 2012, Mr. Martinez will not stand for re-election to one of the Boards of Directors on which he serves. In light of Mr. Martinez’s experience in finance and restructuring, AIG’s Board has concluded that Mr. Martinez should be re-elected to the Board.

GEORGE L. MILES, JR. Director since 2005	Executive Chairman, Chester Engineers, Inc.; Former President and Chief Executive Officer, WQED Multimedia Age 70

Mr. Miles has been the Executive Chairman of Chester Engineers, Inc. since 2011 and the former President and Chief Executive Officer of WQED Multimedia, serving from 1994 to 2010. Mr. Miles served as an Executive Vice President and Chief Operating Officer of WNET/Thirteen from 1984 to 1994. Prior to WNET/Thirteen, he was Business Manager and Controller of KDKA-TV and KDKA Radio in Pittsburgh; Controller and Station Manager of WPCQ in Charlotte; Vice President and Controller of Westinghouse Broadcasting Television Group in New York; and Station Manager of WBZ-TV in Boston. Mr. Miles is currently a director of HFF, Inc., where he is Chairman of the Audit Committee and serves on the Compensation Committee, Harley-Davidson, Inc., where he serves on the Audit and Nominating and Corporate Governance Committees, WESCO International, Inc., where he serves on the Nominating and Corporate Governance Committee, and EQT Corporation, where he serves on the Executive Committee and as Chairman of the Corporate Governance Committee. Mr. Miles is a Certified Public Accountant. In light of Mr. Miles’ experience in accounting as well as his professional experience across the operations and technology industry, AIG’s Board has concluded that Mr. Miles should be re-elected to the Board.

HENRY S. MILLER Director since 2010	Chairman, Marblegate Asset Management; Former Chairman and Managing Director, Miller Buckfire & Co., LLC Age 66

Mr. Miller has been Chairman of Marblegate Asset Management since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers Inc. From 1989 to 1992, Mr. Miller was a managing director and from 1990 to 1992, co-head of investment banking at Prudential Securities. In light of Mr. Miller’s experience in restructuring as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

ROBERT S. MILLER Director since 2009	Chief Executive Officer, Hawker Beechcraft, Inc. Age 70

Mr. Miller is Chief Executive Officer of Hawker Beechcraft, Inc., a manufacturer of aircraft since February 2012. Mr. Miller has also been Chairman of MidOcean Partners, a leading middle market private equity firm, since December 2009. Mr. Miller also served as the Executive Chairman of the Delphi Corporation from 2007 to 2009. He was previously Chairman and Chief Executive Officer of Delphi Corporation from 2005 to 2007. Prior to joining Delphi Corporation, Mr. Miller served in a number of corporate restructuring situations, including as Chairman and Chief Executive Officer of Bethlehem Steel Corporation, Chairman and Chief Executive Officer of Federal Mogul Corporation, Chairman and Chief Executive Officer of Waste Management, Inc., and Executive Chairman of Morrison Knudsen Corporation. He has also served as Vice Chairman and Chief Financial Officer of Chrysler Corporation. Mr. Miller is a director of Symantec Corporation, where he is a member of the Audit and Nominating and Governance Committees. In the past five years, Mr. Miller has also served as a director of Delphi Corporation and UAL Corporation (United Airlines). Mr. Miller was Chairman and Chief Executive Officer of Delphi Corporation when it filed for Chapter 11 bankruptcy in October 2005. In light of Mr. Miller’s experience in managing large, complex, international institutions, his experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

SUZANNE NORA JOHNSON Director since 2008	Former Vice Chairman, The Goldman Sachs Group, Inc. Age 54

Ms. Nora Johnson is a former Vice Chairman of The Goldman Sachs Group, Inc., serving from 2004 to 2007. During her 21 years at Goldman Sachs, she also served as the Chairman of the Global Markets Institute, Head of the Global Investment Research Division and Head of the Global Investment Banking Healthcare Business. Ms. Nora Johnson is currently a director of Intuit Inc., where she serves on the Acquisitions and Audit and Risk Committees, Pfizer Inc., where she serves on the Audit, Compensation and Science and Technology Committees, and Visa Inc., where she serves on the Compensation Committee and chairs the Nominating and Corporate Governance Committee. In light of Ms. Nora Johnson’s experience in managing large, complex, international institutions, her experience in finance as well as her professional experience across the financial services industry, AIG’s Board has concluded that Ms. Nora Johnson should be re-elected to the Board.

RONALD A. RITTENMEYER Director since 2010	President and Chief Executive Officer of NCO Group, Inc.; Former Chairman, Chief Executive Officer and President, Electronic Data Systems Corporation Age 64

Mr. Rittenmeyer is President and Chief Executive Officer of NCO Group, Inc., a global provider of business process outsourcing services since 2011. Mr. Rittenmeyer is also the former Chairman, Chief Executive Officer and President of Electronic Data Systems Corporation, serving from 2005 to 2008. Prior to that, Mr. Rittenmeyer was a Managing Director of the Cypress Group, a private equity firm, serving from 2004 to 2005. Mr. Rittenmeyer also served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as President and Chief Executive Officer of AmeriServe Food Distribution Inc. from 2000 to 2001, Chairman, Chief Executive Officer and President of RailTex, Inc. from 1998 to 2000, President and Chief Operating Officer of Ryder TRS, Inc. from 1997 to 1998, President and Chief Operating Officer of Merisel, Inc. from 1995 to 1996 and Chief Operating Officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer is currently a director of Tenet Healthcare Corporation, where he serves on the Audit Committee and Compensation Committee. In the past five years, Mr. Rittenmeyer served as a director of Electronic Data Systems Corporation and RH Donnelly Corporation (presently Dex One Corporation). In light of Mr. Rittenmeyer’s experience in managing large, complex, international institutions, his experience in finance and restructuring as well as his professional experience across the financial services industry and railroad industry, AIG’s Board has concluded that Mr. Rittenmeyer should be re-elected to the. Board.

DOUGLAS M. STEENLAND Director since 2009	Former President and Chief Executive Officer, Northwest Airlines Corporation Age 60

Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of Digital River, Inc., where he serves on the Compensation Committee and Finance Committee, Travelport Limited, where he serves on the Compensation Committee, Audit Committee and Executive Committee, and International Lease Finance Corporation, an AIG subsidiary, where he is Non-Executive Chairman. In the past five years, Mr. Steenland has also served as a director of Delta Air Lines, Inc. and Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. In light of Mr. Steenland’s experience in managing large, complex, international institutions and his experience in restructuring as well as his professional experience in the airline industry, AIG’s Board has concluded that Mr. Steenland should be re-elected to the Board.

All of these nominees have lengthy direct experience in the oversight of public companies as a result of their service on AIG’s Board and/or those of other public companies and their involvement in the other organizations described above. This diverse and complementary set of skills, experience and backgrounds creates a highly qualified and independent Board of Directors.

CORPORATE GOVERNANCE

GOVERNANCE

AIG’s Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. AIG’s current Corporate Governance Guidelines are included as Appendix A. AIG’s Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation and Management Resources Committee, the Finance and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Regulatory, Compliance and Public Policy Committee are available in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations.

AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees are available, without charge, in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the SEC and the NYSE.

Using the AIG Director Independence Standards, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Ms. Koellner, Ms. Nora Johnson and Messrs. Cornwell, Fitzpatrick, Layton, Lynch, Martinez, Miles, Henry Miller, Robert Miller, Offit, Rittenmeyer and Steenland are independent under NYSE listing standards and the AIG Director Independence Standards.

In making the independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered, in the case of certain directors, relationships arising from investments and insurance products provided to them by AIG in the ordinary course of business and on the same terms made available to third parties. None of these relationships exceeded the thresholds set forth in the AIG Director Independence Standards.

The Nominating and Corporate Governance Committee and the Board of Directors also considered contributions by AIG to the American Red Cross in connection with making its independence determination with respect to Ms. Nora Johnson. In order to assist in disaster relief, including relief in connection with the 2011 Tohoku earthquake and tsunami, AIG made an aggregate of $2,599,887 in contributions during 2011 to the American Red Cross of which Ms. Nora Johnson is a Member of the Board of Governors. The Nominating and Corporate Governance Committee ratified these contributions in accordance with AIG’s Related-Party Transactions Approval Policy.

The Nominating and Corporate Governance Committee and the Board of Directors also considered the relationships between AIG and MidOcean, a private equity firm. Since late 2009, Mr. Robert Miller has been the Chairman of the investment advisor of MidOcean. Before Mr. Miller became associated with either MidOcean or AIG, several AIG affiliates committed to invest an aggregate of $110,000,000 in two funds advised by the investment advisor of MidOcean and during 2010 and 2011 made capital contributions to these funds of $13,183,629 and $12,122,262, respectively, pursuant to these commitments. In connection with becoming Chairman of the investment advisor of MidOcean, Mr. Miller received a profits interest in one of these funds. Mr. Miller has relinquished any profit interest in this MidOcean fund to the extent arising from any funds contributed by AIG or affiliates of AIG. The Committee and the Board of Directors considered, in particular, that these commitments predate Mr. Miller becoming a director of AIG and his involvement with MidOcean, that Mr. Miller had no involvement in these contributions, the compensation received by Mr. Miller from the investment advisor and that Mr. Miller has not received payments in respect of, and has relinquished a portion of, his profits interest. The Committee ratified these contributions in accordance with AIG’s Related-Party Transactions Approval Policy.

AIG’s current policy, as reflected in its By-laws, is that the role of the Chairman should be separate from that of the CEO and that the Chairman should be an independent director. AIG believes that this structure is optimal in AIG’s current situation because it permits the Chairman to deal with AIG’s various stakeholders while permitting the CEO to focus more on AIG’s business.

The Board oversees the management of risk through the complementary functioning of the Finance and Risk Management Committee and the Audit Committee and interaction with other committees of the Board. The

Finance and Risk Management Committee oversees AIG’s enterprise risk management as one of its core responsibilities while the Audit Committee reviews the guidelines and policies governing the process by which AIG assesses and manages risk and considers AIG’s major risk exposures and how they are monitored and controlled. The Chairmen of the two committees then coordinate with each other and the Chairmen of the other committees of the Board to help ensure that each committee has received the information that it needs to carry out its responsibilities with respect to risk management. Both the Finance and Risk Management Committee and the Audit Committee report to the Board with respect to any notable risk management issues.

There were fifteen meetings of the Board during 2011. The non-management directors meet in executive session, without any management directors present, in conjunction with each regularly scheduled Board meeting. Mr. Robert Miller, as Non-Executive Chairman of the Board, presided at the executive sessions. For 2010 and 2011, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG’s Corporate Governance Guidelines, any director who, for two consecutive calendar years, attends fewer than 75 percent of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Board and the Nominating and Corporate Governance Committee in making its recommendations to the Board.

Directors are expected to attend the annual meeting of shareholders. All directors serving at the time of the 2011 Annual Meeting of Shareholders attended that meeting.

AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors. These policies are available in the Corporate Governance section of AIG’s corporate website at www.aig.com. Interested parties may make their concerns known to the non-management members of AIG’s Board of Directors as a group or the other members of the Board of Directors by writing in care of Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, New York 10038 or by email to: boardofdirectors@aig.com.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

Committee Organization

Committee Charter. The Nominating and Corporate Governance Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Independence. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as required by NYSE listing standards.

Conduct of meetings and governance process. During 2011, the Nominating and Corporate Governance Committee held five meetings. In discussing governance initiatives and in preparation for meetings, the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Special Counsel and Secretary to the Board of Directors met and consulted frequently with the other Committee and Board members.

Board Membership and Composition

Nomination and Election of Directors. The Nominating and Corporate Governance Committee evaluated and recommended to the Board of Directors the thirteen nominees discussed under “Election of Directors” that are standing for election at the 2012 Annual Meeting of Shareholders, based on the criteria set forth in AIG’s Corporate Governance Guidelines. A description of the nominees recommended by the Nominating and Corporate Governance Committee is set forth under “Election of Directors.” The process for identification of director nominees when standing for election for the first time is provided below in “Committees—Nominating and Corporate Governance Committee.”

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, determined that each of AIG’s twelve non-management directors or director nominees is independent within the meaning of the NYSE listing standards. Mr. Benmosche is the only director or director nominee who holds an AIG management position and, therefore, is not an independent director.

Amendment to Director Independence Standards. In connection with its annual review of the AIG Corporate Governance Guidelines and Director Independence Standards, the Nominating and Corporate Governance Committee recommended to the Board a revision of the independence standard relating to charitable contributions to be more consistent with market practice and the NYSE disclosure standard with respect to contributions to director-affiliated tax-exempt organizations. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved an amendment to the charitable contribution standard of the AIG Director Independence Standards to conform to the NYSE disclosure standard. The current AIG Director Independence Standards are included with the Corporate Governance Guidelines as Annex A thereto.

Diversity Consideration. The Nominating and Corporate Governance Committee does not have a specific diversity policy. Rather, the Nominating and Corporate Governance Committee considers diversity in terms of minority status and gender as factors in evaluating director candidates and also considers diversity in the broader sense of how a candidate’s experience and skills could assist the Board in light of the Board’s then composition.

Conclusion

During 2011, the Nominating and Corporate Governance Committee performed its duties and responsibilities under the Nominating and Corporate Governance Committee charter.

Nominating and Corporate Governance Committee

American International Group, Inc.

George L. Miles, Jr., Chairman

W. Don Cornwell

Arthur C. Martinez

Suzanne Nora Johnson

COMMITTEES

The following table sets forth the current membership on each standing committee of the Board and the number of committee meetings held in 2011. Mr. Benmosche does not serve on any committees of the Board. Mr. Robert Miller serves as an ex-officio member of each Committee.

Director	Audit Committee	Compensation and Management Resources Committee	Finance and Risk Management Committee	Nominating and Corporate Governance Committee	Regulatory, Compliance and Public Policy Committee
W. Don Cornwell		✓		✓
John H. Fitzpatrick	✓				✓
Laurette T. Koellner		✓			✓(C)
Donald H. Layton	✓		✓
Christopher S. Lynch	✓(C)		✓
Arthur C. Martinez		✓(C)		✓
George L. Miles, Jr.	✓			✓(C)
Henry S. Miller			✓		✓
Robert S. Miller	*	*	*	*	*
Suzanne Nora Johnson		✓		✓
Morris W. Offit			✓(C)		✓
Ronald A. Rittenmeyer	✓	✓
Douglas M. Steenland			✓		✓
Number of meetings in 2011	12	12	12	5	5

✓ = Member

C = Chairman

*	Mr. Robert Miller is an ex-officio, non-voting member.

Audit Committee

The Audit Committee, which held twelve meetings during 2011, assists the Board in its oversight of AIG’s financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. As part of these oversight responsibilities, the Audit Committee discusses with senior management the guidelines and policies by which AIG assesses and manages risk. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. In its oversight of AIG’s internal audit function, the Audit Committee also is involved in performance reviews and determining compensation of AIG’s chief internal auditor. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the Securities Act), or for any other purpose.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held five meetings in 2011. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee are to identify individuals qualified to become Board members and recommend these individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

The AIG Corporate Governance Guidelines include characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to director nominations. AIG’s Corporate Governance Guidelines are included as Appendix A. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2013 Annual Meeting of Shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described in “Other Matters—Shareholder Proposals for 2013 Annual Meeting” in this Proxy Statement.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee, which held twelve meetings during 2011, is responsible for reviewing and approving the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and to the other senior executives under its purview, including the performance measures and goals relevant to that compensation. The Compensation and Management Resources Committee is also responsible for making recommendations to the Board with respect to AIG’s compensation programs for senior executives and other employees, for evaluating, in conjunction with AIG’s Chief Risk Officer, any risks posed to AIG by its compensation programs and whether such compensation programs encourage AIG’s senior executive officers to take unnecessary and excessive risks that threaten the value of AIG, and for oversight of AIG’s management development and succession planning programs. These responsibilities, which may not be delegated to persons who are not members of the Compensation and Management Resources Committee, are set forth in the Committee’s charter, which is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Sixteen key employees are currently under the purview of the Compensation and Management Resources Committee, including all of the current executive officers named in the 2011 Summary Compensation Table. Additionally, because of AIG’s current circumstances, the Committee reviews certain actions for two other groups of employees (whether or not they are under the purview of the Committee): Senior Partners and the 100 most highly compensated employees who fall within the purview of the Special Master for TARP Executive Compensation. Mr. Benmosche participates in meetings of the Compensation and Management Resources Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview other than himself. Pursuant to AIG’s By-laws, the Board ratifies or approves the determination of the Compensation and Management Resources Committee as to the compensation paid or to be paid to AIG’s Chief Executive Officer.

The Compensation and Management Resources Committee does not determine the compensation of the Board of Directors. The compensation of directors is recommended by the Nominating and Corporate Governance Committee and is approved by the Board.

To provide independent advice, the Compensation and Management Resources Committee engaged Frederic W. Cook & Co. (the Cook firm) as a consultant and has used the services of the Cook firm since 2005. The Compensation and Management Resources Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. A senior consultant of the Cook firm regularly attends Committee meetings and provides information on compensation trends along with specific views on AIG’s compensation programs. For services related to board and executive officer compensation, the Cook firm was paid $103,316 in 2011.

The Cook firm has provided advice to the Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the Compensation and Management Resources Committee. Other than services provided to the

Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee, neither the Cook firm nor any of its affiliates provides any other services to AIG.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation and Management Resources Committee are independent under NYSE listing standards.

Other Committees

The Finance and Risk Management Committee held twelve meetings in 2011. The Finance and Risk Management Committee assists the Board in its oversight responsibilities by reviewing and making recommendations to the Board with respect to AIG’s financial and investment policies, provides strategic guidance to management as to AIG’s capital structure, the allocation of capital as to its businesses, methods of financing its businesses and other related strategic initiatives. The Finance and Risk Management Committee also reports to and assists the Board in overseeing and reviewing information regarding AIG’s enterprise risk management, including the significant policies, procedures, and practices employed to manage liquidity risk, credit risk, market risk, operational risk and insurance risk. The Finance and Risk Management Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Regulatory, Compliance and Public Policy Committee held five meetings in 2011. The Regulatory, Compliance and Public Policy Committee assists the Board in its oversight of AIG’s handling of legal, regulatory and compliance matters and reviews AIG’s position and policies that relate to current and emerging corporate social responsibility and political and public policy issues. The Regulatory, Compliance and Public Policy Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Special Technology Committee held four meetings in 2011. The Special Technology Committee was established to provide oversight with respect to information technology projects and initiatives. The Special Technology Committee comprises Mr. Rittenmeyer, as Chairman, and Messrs. Martinez and Miles.

COMPENSATION OF DIRECTORS

In 2011, the annual retainer for each non-management director was $150,000 and an annual award of Deferred Stock Units (DSUs) in an amount of $50,000. Mr. Robert Miller, as Chairman and an ex-officio member of all standing committees of the Board, received an additional annual retainer of $500,000. In 2011, the chairman of each committee received an annual committee retainer of $15,000, except the chairman of the Audit Committee, who received $25,000. For each other member of each committee, the annual committee retainer was $5,000. See “Committees” for information on current committee memberships and committee memberships during 2011.

Each DSU provides that one share of AIG Common Stock will be delivered when a director ceases to be a member of the Board and includes dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if the shares of AIG Common Stock underlying the DSUs had been outstanding. DSUs were granted under the 2010 Stock Incentive Plan (2010 Stock Incentive Plan).

Under director stock ownership guidelines, non-management directors should own at least 10,000 shares of AIG Common Stock (including deferred stock and DSUs).

Mr. Benmosche did not receive any compensation for his service as a director.

The following table contains information with respect to the compensation of the individuals who served as non-management directors of AIG for all or part of 2011.

2011 Non-Management Director Compensation

Non-Management Members of the Board in 2011	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
W. Don Cornwell	$101,538	$49,990	$151,528
John H. Fitzpatrick	$101,538	$49,990	$151,528
Laurette T. Koellner	$170,000	$49,990	$219,990
Donald H. Layton	$160,000	$49,990	$209,990
Christopher S. Lynch	$180,000	$49,990	$229,990
Arthur C. Martinez	$170,577	$49,990	$220,567
George L. Miles, Jr.	$170,577	$49,990	$220,567
Henry S. Miller	$160,000	$49,990	$209,990
Robert S. Miller	$650,000	$49,990	$699,990
Suzanne Nora Johnson	$160,000	$49,990	$209,990
Morris W. Offit	$170,000	$49,990	$219,990
Ronald A. Rittenmeyer	$161,731	$49,990	$211,721
Douglas M. Steenland	$360,000	$49,990	$409,990

(1)	This column represents annual retainer fees and committee and committee chairman retainer fees. For Mr. Steenland, the amount includes $200,000, which is the annual retainer fee for his service as Non-Executive Chairman of ILFC. For Messrs. Martinez, Miles and Rittenmeyer, the amount includes a prorated annual committee retainer or committee chairman retainer for the Special Technology Committee. The members of the Special Technology Committee began receiving compensation for their service on the Committee in November 2011.

(2)	This column represents the grant date fair value of DSUs granted in 2011 to directors, based on the closing sale price of AIG Common Stock on the date of grant.

The following table sets forth information with respect to the option and stock awards outstanding at December 31, 2011 for the non-management directors of AIG.

Stock and Option Awards Outstanding at December 31, 2011

Non-Management Members of the Board in 2011	Option Awards(1)	Deferred Stock(2)	Deferred Stock Units(3)
W. Don Cornwell	0	0	1,631
John H. Fitzpatrick	0	0	1,631
Laurette T. Koellner	0	0	2,838
Donald H. Layton	0	0	2,838
Christopher S. Lynch	0	0	2,838
Arthur C. Martinez	0	0	2,838
George L. Miles, Jr.	250	90	3,096
Henry S. Miller	0	0	2,838
Robert S. Miller	0	0	2,838
Suzanne Nora Johnson	0	0	5,927
Morris W. Offit	250	90	3,096
Ronald A. Rittenmeyer	0	0	2,838
Douglas M. Steenland	0	0	2,838

(1)	Represents outstanding option awards made by AIG in 2006 and prior years. All options are exercisable, but have exercise prices far in excess of the value of AIG Common Stock at year-end 2011 ($23.20). The exercise price of the options ranges from $1,250.00 to $1,253.40.

(2)	No deferred stock was awarded in 2011. Deferred stock shown was awarded in 2007 and prior years. Receipt of deferred stock is deferred until the director ceases to be a member of the Board.

(3)	DSUs shown include DSUs awarded in 2011 and prior years, director’s fees deferred into DSUs and DSUs awarded as dividend equivalents. Receipt of shares of AIG Common Stock underlying DSUs is deferred until the director ceases to be a member of the Board. DSUs granted prior to April 2010 were granted under the Amended and Restated 2007 Stock Incentive Plan (2007 Stock Incentive Plan) and DSUs granted after April 2010 were granted under the 2010 Stock Incentive Plan.

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

No member of the Compensation and Management Resources Committee has served as an officer or employee of AIG at any time or has any relationship with AIG requiring disclosure as a related-party transaction under SEC rules. During 2011, none of AIG’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Management Resources Committee; and none of AIG’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of the Board of Directors of AIG.

OWNERSHIP OF CERTAIN SECURITIES

AIG Common Stock

The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG Common Stock at January 31, 2012.

	Shares of Common Stock Beneficially Owned
Name and Address	Number		Percent
U.S. Department of the Treasury
c/o Timothy Massad
United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington D.C. 20220(1)	1,455,037,962		76.7%

Fairholme Capital Management, L.L.C. (FCM); Fairholme Funds, Inc. (FFI);
Bruce R. Berkowitz
4400 Biscayne Blvd., 9th Floor
Miami, FL 33137	116,573,542	(2)	6.1%

(1)	On March 13, 2012, the Department of the Treasury sold 206,896,552 shares of its AIG Common Stock, of which 103,448,276 shares were purchased by AIG. If this sale of shares by the Department of the Treasury and purchase of shares by AIG had closed on January 31, 2012, the Department of the Treasury would have owned 1,248,141,410 shares, or 69.6 percent of the outstanding AIG Common Stock.

(2)	Based on a Schedule 13G filed on February 17, 2012 by each entity or individual listed. Item 4 to this Schedule 13G provides details as to the voting and investment power of each person or entity as well as the right of each to acquire AIG Common Stock within 60 days. Each of FFI, FCM and Mr. Berkowitz disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest. All information provided in “Ownership of Certain Securities” with respect to the group is provided based solely on the information set forth in the Schedule 13G. In each case, this information may not be accurate or complete and AIG takes no responsibility therefore and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date. Includes 24,528,959 shares issuable upon the exercise of warrants to purchase AIG Common Stock at an exercise price of $45 per share.

The following table summarizes the ownership of AIG Common Stock by the current directors, by the executive officers named in the 2011 Summary Compensation Table in “Executive Compensation—2011 Compensation” and by the directors and current executive officers as a group. None of the shares of AIG Common Stock listed in the following table have been pledged as security.

	AIG Common Stock Owned Beneficially as of January 31, 2012
	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Robert H. Benmosche	240,736	.01
W. Don Cornwell	4,131	(3)
William N. Dooley	46,102	(3)
John H. Fitzpatrick	1,631	(3)
Peter D. Hancock	38,421	(3)
David L. Herzog	8,240	(3)
Laurette T. Koellner	16,338	(3)
Donald H. Layton	12,838	(3)
Christopher S. Lynch	2,838	(3)
Arthur C. Martinez	2,838	(3)
George L. Miles, Jr.	3,436	(3)
Henry S. Miller	2,838	(3)
Robert S. Miller	2,838	(3)
Suzanne Nora Johnson	5,927	(3)
Morris W. Offit	16,886	(3)
Ronald A. Rittenmeyer	2,838	(3)
Douglas M. Steenland	2,838	(3)
Jay S. Wintrob	161,530	.01
All Directors and Executive Officers of AIG as a group (24 individuals)	776,629	.04

(1)	Amount of equity securities shown includes (i) shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Herzog — 7,195 shares, Dooley — 12,494 shares, Miles — 250 shares, Offit — 250 shares, Wintrob — 19,994 shares and all directors and current executive officers of AIG as a group — 48,587 shares; and (ii) shares receivable upon the exercise of warrants which may be exercised within 60 days as follows: Benmosche — 400 warrants, Herzog — 293 warrants, Dooley — 7,506 warrants, Hancock — 5,804 warrants, Offit — 1,200 warrants, Wintrob — 49,231 warrants and all directors and current executive officers of AIG as a group — 73,980 warrants; (iii) for non-management directors, shares granted to each non-employee director with delivery deferred until the director ceases to be a member of the Board as follows: Miles — 90 shares and Offit — 90 shares; and (iv) DSUs granted to each non-employee director with delivery of the underlying AIG Common Stock deferred until such director ceases to be a member of the Board as follows: Cornwell — 1,631 shares, Fitzpatrick — 1,631 shares, Koellner — 2,838 shares, Layton — 2,838 shares, Lynch — 2,838 shares, Martinez — 2,838 shares, Miles — 3,096 shares, Henry Miller — 2,838 shares, Robert Miller — 2,838 shares, Nora Johnson — 5,927 shares, Offit — 3,096 shares, Rittenmeyer — 2,838 shares and Steenland — 2,838 shares. Excludes TARP RSUs that vested in March 2012 for Mr. Benmosche and settled in cash. For details on TARP RSUs, see “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—2011 Incentive Compensation—TARP RSUs.”

(2)	Amount of equity securities shown excludes the following securities owned by or held in trust for members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Dooley — 1,099 shares, Hancock — 32 shares, Wintrob — 200 shares and all directors and current executive officers of AIG as a group — 1,331 shares.

(3)	Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than ten percent holders of AIG Common Stock to file reports with respect to their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers, and greater than ten percent holders during 2011 were one late report filed by Mr. David L. Herzog and one late report filed by Mr. Jeffrey J. Hurd in reporting the distribution of 24 shares and 16 shares, respectively, under the Starr International Company, Inc. Deferred Compensation Profit Participation Plan.

RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions in 2011 with the Trust and the Department of the Treasury

For a discussion of the transactions between AIG, the Trust and the Department of the Treasury in 2011, see “Relationships with the Federal Reserve Bank of New York, the AIG Credit Facility Trust and the United States Department of the Treasury.”

Co-Investments with AIG

AIG has established employee investment funds to permit selected employees to participate alongside AIG’s merchant banking, venture capital and similar funds. Such employee investment funds have a fee structure that is generally more favorable than that offered by AIG to non-employees. AIG employees who have invested in these funds include two employees who were executive officers during 2011. These investment funds are managed by PineBridge Investments LLC, which was a wholly owned subsidiary of AIG until it was sold on March 26, 2010. In 2011, each of these funds issued capital calls and distributions. A named executive invested in a similar fund, the SunAmerica Venture Fund 2000, L.P., and received tax distributions related to such fund in 2011. See the 2011 Summary Compensation Table, note 4 in “2011 Compensation.”

Transactions with MidOcean Funds

For a discussion of the transactions between AIG and certain MidOcean funds, see “Corporate Governance—Governance.”

Related-Party Transactions Approval Policy

The Board of AIG has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG’s Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee. In determining to approve a related-party transaction, the Nominating and Corporate Governance Committee considers:

•

Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

•	Whether there are demonstrable business reasons for AIG to enter into the transaction;

•	Whether the transaction would impair the independence of a director; and

•

Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

Overview

The Compensation and Management Resources Committee reviews and approves the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and to the other key employees under its purview, oversees AIG’s compensation and benefits programs for key and other employees and makes recommendations to the Board where appropriate, oversees AIG’s management development and succession planning programs and produces this Report on annual compensation. In carrying out these responsibilities, our objective is to maintain responsible compensation practices that attract, develop and retain high performing senior executives and other key employees.

Risk and Compensation Plans

AIG continues to enhance its risk management control environment, risk management processes and enterprise risk management functions, including through the continued implementation of new technology solutions to mitigate the reliance on manual controls. AIG’s compensation practices are essential parts of AIG’s approach to risk management, and the Committee regularly monitors AIG’s compensation programs to ensure they align with sound risk management principles. In March 2009, the Committee’s charter was amended to expressly include the Committee’s duty to meet periodically to discuss and review, in consultation with the Chief Risk Officer, the relationship between AIG’s risk management policies and practices and the incentive compensation arrangements applicable to senior executives.

Risk Assessment

As a TARP recipient, AIG must comply with the executive compensation requirements set forth in the TARP Standards for Compensation and Corporate Governance (the TARP Standards) and the interpretations of those standards by the Special Master for TARP Executive Compensation (the Special Master), who is appointed by the Secretary of the Treasury. To comply with these standards, the Committee must annually provide a narrative description of how the senior executive officer (SEO) compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of AIG (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation) and how AIG has ensured that the employee compensation plans do not encourage the manipulation of AIG’s reported earnings to enhance the compensation of any employee.

In accordance with these standards, the Committee instructed AIG’s Chief Risk Officer to conduct an assessment of AIG’s compensation plans. The Committee then met with AIG’s Chief Risk Officer on multiple occasions to discuss the assessment and to further discuss, evaluate and review the compensation plans. The Committee also discussed the process with its independent consultant, the Cook firm, who participated in the Committee meetings in which the assessments were discussed and who advised that the process was thorough and well designed.

Senior Executive Officer Compensation Plans

The Committee reviewed, with AIG’s Chief Risk Officer, the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG. During the review, the Committee and the Chief Risk Officer focused on any features that could encourage behavior focused on short-term results rather than long-term value creation.

Our SEOs participate in compensation structures approved and determined by the Special Master, which generally consist of cash salary, equity-based awards (including “Stock Salary,” described under “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—Stock Salary,” and performance-based incentive compensation) as well as benefits categorized as “perquisites” or “other” compensation under the SEC rules that may not exceed specified limits set by the Special Master. AIG provides the SEOs with retirement benefits under various defined benefit and defined contribution plans, including the AIG tax-qualified 401(k) plan, AIG Retirement Plan (the Qualified Retirement Plan), AIG Non-Qualified Retirement

Income Plan (the Non-Qualified Retirement Plan) and Supplemental Executive Retirement Plan (the SERP). Prior to April 1, 2012, the Non-Qualified Retirement Plan was known as the AIG Excess Retirement Income Plan. Certain of the SEOs also have balances under legacy nonqualified defined contribution plans. Pursuant to the Special Master’s determinations, the accrual of benefits under these retirement plans, other than the tax-qualified plans, have been frozen for the SEOs, although they may continue to receive age and service credit for the purpose of vesting in previously accrued benefits. Because AIG received financial assistance, the SEOs may not receive severance or other benefits as a result of a termination of employment or a change of control during 2012 and none of the SEOs could have received such benefits during 2011.

As described in the Compensation Discussion and Analysis that follows, the Special Master approved the compensation structures for AIG’s SEOs and amounts payable or potentially payable to them. The approved structures contain numerous features that emphasize long-term value creation and help prevent unnecessary or excessive risk-taking. The majority of compensation is performance-based and paid in equity. Such equity-based compensation is subject to transfer restrictions and, in certain cases, tied to repayment of AIG’s TARP financial assistance.

The approved structures for three of our SEOs include variable incentive awards granted based on performance, including the achievement of objective performance criteria tailored to each individual. For these SEOs (who do not include our CEO), therefore, we focused on developing and reviewing performance metrics in consultation with the Office of the Special Master that encourage appropriate levels of risk-taking and emphasize behavior focused on long-term value creation. With a view towards proactive risk management, AIG established a working group (the Working Group) in 2010 to develop and review the SEOs’ annual performance metrics. The Working Group includes, among others, AIG’s Chief Risk Officer, Chief Financial Officer, director of Human Resources and director of the Internal Audit Division. For 2011, the performance metrics of our Chief Financial Officer emphasized responsible management of the company’s assets, including goals for maintaining adequate capital and contingent capital; accessing equity capital markets; and continuing to improve the quality of management information systems. Such metrics are not tied directly to AIG’s reported earnings. The Working Group was also thoroughly engaged in the development of performance metrics for our other SEOs. These metrics included the achievement of risk management objectives, as recommended by AIG’s Chief Risk Officer, such as supporting a robust compliance framework and implementing risk-adjusted performance measures within a key business unit.

The Committee retains discretion to reduce the amount of any incentive compensation on the basis of individual or company-wide performance, and all incentive compensation paid is subject to clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or if the individual is terminated due to misconduct that occurred during the period in which the payment was earned.

Some SEOs also have outstanding awards under the Senior Partners Plan, the only remaining legacy long-term incentive plan. Because the performance periods for these awards have been completed, and the awards are fully earned but not yet vested, they do not encourage the SEOs to take unnecessary and excessive risks or behavior focused on achieving short-term results.

Employee Compensation Plans

The Committee reviewed, with AIG’s Chief Risk Officer, the employee compensation plans to eliminate any features that would encourage the manipulation of AIG’s reported earnings to enhance the compensation of any employee and made all reasonable efforts to limit any unnecessary risks these plans pose to AIG. As recommended by AIG’s Chief Risk Officer, the Committee focused its review of employee compensation plans on incentive-based compensation plans and their administration. The Committee has directed AIG human resources to work to streamline and reduce the total number of incentive-based compensation plans across the company. In line with this directive, the number of plans was reduced from 358 in January 2011 to 178 in January 2012 through termination and consolidation of existing plans and targeted implementation of new plans. Information for these 178 plans, which covered approximately 65,500 employees, was collected, with programs applicable to the same business unit and containing similar design features sometimes combined to facilitate review. The Committee’s review was guided by the work of AIG human resources professionals, who identified the incentive plans and received training from AIG risk officers to develop a profile for each plan based on evaluation of features such as number of participants, mix of incentive pay compared to salary, performance and vesting periods and performance goals. Human resources then assigned each plan to one of four risk quadrants: low risk (low business risk/low design risk), intermediate risk (low business risk/high design risk), intermediate risk (high business risk/low design risk) or high risk (high business risk/high design risk). After taking into account the analysis carried out by AIG human resources, risk officers reviewed any plans classified as high risk or intermediate risk, as well as a sampling of low risk plans. They produced a final classification of the plans as follows:

Business Unit	Low Risk	Intermediate Risk (low business risk/ (high design risk)	Intermediate Risk (high business risk/ low design risk)	High Risk	Total
Corporate	18	0	0	0	18
Asset Mgmt Group	3	0	1	0	4
Financial Services	7	0	0	0	7
Chartis	83	0	0	0	83
SAFG	61	1	0	0	62
UGC	4	0	0	0	4

Total	176	1	1	0	178

Most plans were categorized as low risk. While these plans vary in structure and payout, the incentive pay is generally discretionary or based on strict performance parameters. Other features incorporated into these plans that mitigate risk include capped payouts, consideration of qualitative aspects of performance, multi-year vesting periods and use of equity and deferrals.

In 2011, no plans were categorized as high risk and the number of intermediate risk plans remained stable at two.

The two plans classified as intermediate risk are both closed to new participants and are in the process of vesting and paying out previously awarded incentive compensation opportunities. We concluded that these plans were within tolerable risk limits. In the case of the low business risk/high design risk plan, features such as the ability to set aside reserves and a multi-year vesting period function as sufficient mitigants. Similarly, the high business risk/low design risk plan contains design features, including oversight from a steering committee and a requirement that all payments under the plan be approved by AIG’s Chief Risk Officer and Chief Financial Officer, that mitigate risk. The Committee continues to monitor these plans with the Chief Risk Officer.

Plans added during 2011 were mainly plans with relatively low payouts that are based on achievement of performance objectives and are subject to caps or clawbacks. All of these additional plans, which the Committee reviewed with the Chief Risk Officer, are classified as low risk.

In addition, the Committee, together with the Chief Risk Officer and the Working Group, developed and reviewed separately the performance metrics used in granting incentive awards to the Top 25 (other than the SEOs, whose performance metrics are discussed above) and the Top 26-100 under the compensation structures approved by the Special Master. We determined that these metrics do not pose unnecessary risks to AIG or encourage the manipulation of AIG’s reported earnings to enhance the compensation of any of these employees. We further concluded that AIG has continued to make strides over the past year in the oversight of its compensation plans and in ensuring that these plans do not expose AIG to unnecessary and excessive risks that threaten the value of AIG.

Certifications

The Compensation Discussion and Analysis that follows discusses the principles the Committee has been using to guide its compensation decisions for senior executives. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Cook firm has also reviewed and discussed the Compensation Discussion and Analysis on behalf of the Committee with management and outside counsel. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AIG’s 2011 Annual Report on Form 10-K.

The Committee certifies that all incentive compensation granted in respect of 2011 to the SEOs and Top 100 was awarded based on the achievement of objective performance criteria developed and reviewed by the Committee in consultation with the Office of the Special Master, and that such grants were appropriate in light of AIG’s overall circumstances at the time.

In addition, the Committee certifies the following:

1.	It has reviewed with the Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG;

2.	It has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to AIG; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of AIG to enhance the compensation of any employee.

Compensation and Management Resources Committee

American International Group, Inc.

Arthur C. Martinez, Chairman

W. Don Cornwell

Laurette T. Koellner

Suzanne Nora Johnson

Ronald A. Rittenmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

AIG has been subject to limits on its executive compensation program beginning with the receipt of government assistance in 2008 and, since 2009, has been subject to the more restrictive limits on the structure and amounts of compensation established by statute. Accordingly, the 2011 pay structures for AIG’s senior executive officers and 20 other most highly paid employees (based on 2010 compensation) were prescribed by law, as interpreted by the Special Master. The Special Master also determined the amounts payable for this “Top 25” group, which included all of the named executives (as defined below). The determined compensation for AIG’s Top 25 group was publicly announced by the Special Master on April 1, 2011.

The Special Master also determined the 2011 pay structure (but not the amounts) of the remainder of AIG’s 100 most highly compensated employees (based on 2010 compensation) and executive officers. The structures determined for members of this “Top 26-100” group were publicly announced by the Special Master on April 8, 2011.

The Committee’s executive compensation proposals were made in the context of the legal restrictions discussed above and, for the Top 25, these proposals were then reviewed and modified by the Special Master’s determinations. As a result, the Committee’s decisions for the Top 25 were effectively confined to approving year-end incentive awards up to the amounts allowed by the Special Master. The Committee made these and other executive compensation decisions in the context of the outstanding results achieved during 2011:

Completed Recapitalization	• Repaid the FRBNY Credit Agreement in full ($21 billion) in January 2011 • Restructured Department of the Treasury’s investment in January 2011

Closed Divestitures of Operations and Securities

•    Sold AIG Star and AIG Edison ($4.8 billion) in February 2011

•    Sold Nan Shan Life Insurance Company, Ltd. ($2.2 billion) in August 2011

•    Sold MetLife, Inc. securities received as partial consideration for ALICO ($9.6 billion) in March 2011

Strengthened Liquidity	• Established revolving credit facilities ($4.5 billion) • Established a contingent liquidity facility ($0.5 billion) in October 2011 • Established ILFC credit facilities ($2.3 billion)

Accessed Capital Markets

•    Sold 300 million shares of AIG Common Stock ($5.8 billion U.S. Treasury and $2.9 billion AIG) in May 2011

•    Issued senior unsecured notes ($2 billion) in September 2011

•    Issued ILFC senior debt ($4.6 billion)

Continued Capital Management	• Exchanged $2.4 billion of outstanding junior subordinated debentures for senior notes • Authorized repurchase of up to $1 billion of AIG Common Stock

Reinvigorated Core Businesses

•    Core insurance businesses earned more than $4.2 billion in 2011, despite $3.3 billion of catastrophe losses

•    Completed investment portfolio cash redeployment

•    Attained $3 billion in distributions from subsidiaries

Approved Compensation

The following table shows the approved 2011 annualized compensation rates and target incentive amounts for Messrs. Benmosche, Herzog, Dooley, Hancock and Wintrob as determined by the Special Master and the actual incentive awards for 2011 as determined by the Committee for these executives. We refer to the executives listed on this table as AIG’s “named executives.”

	Structure and Maximum Amounts Approved by Special Master(1)
	Robert H. Benmosche	David L. Herzog	William N. Dooley	Peter Hancock	Jay Wintrob
2011 Special Master
Approved Structure
Cash Salary(2)	$3,000,000	$495,000	$450,000	$1,800,000	$495,000
Stock Salary(2)	$7,500,000	$4,734,000	$5,550,000	$4,400,000	$5,315,000
Target Incentive(3)	$0	$1,071,000	$0	$800,000	$1,190,000

Total	$10,500,000	$6,300,000	$6,000,000	$7,000,000	$7,000,000
2011 Committee
Awarded Incentive
% of Target	n/a	100%	n/a	100%	100%
Amount(3)	$0	$1,071,000	$0	$800,000	$1,190,000

(1)	The 2011 Summary Compensation Table contains important information. The manner in which the Special Master and the Committee administered 2011 compensation for the named executives is substantially different from the manner in which SEC rules require the compensation to be presented in the 2011 Summary Compensation Table. For further discussion, see “2011 Compensation—Summary Compensation Table.”

(2)	Pay structures for our named executives are prescribed by law and do not reflect a compensation framework chosen by AIG. AIG did not determine the appropriate compensation elements and allocation for our named executives. Instead, the 2011 pay structures were dictated by federal law, as interpreted by the Special Master. Under the TARP Standards, incentives may comprise only a limited portion of a named executive’s compensation, and all incentive pay must be in the form of unvested “TARP RSUs” (described under “Compensation Structure—Direct Compensation Components—2011 Incentive Compensation”). As a result, most of our named executives’ compensation for 2011 consisted of cash salary and Stock Salary in amounts determined by the Special Master. The approved cash salary rate for Mr. Benmosche was effective as of his date of hire, August 10, 2009. His approved Stock Salary rate, along with the approved cash salary and Stock Salary rates for Messrs. Herzog, Dooley, Hancock and Wintrob became effective January 1, 2011, the effective date required by the Special Master’s determination. As further described under “Compensation Structure—Direct Compensation Components—Stock Salary,” the ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years, and there is no guarantee that the named executives will realize the approved amounts of this pay element.

(3)	Federal law effectively prohibits any named executive who retires before the end of 2013 from receiving any incentive compensation for 2011. Federal law requires mandatory two years’ future service for any incentives paid to our named executives, which cannot be waived in the event of voluntary or involuntary retirement. As a result, there was no legally permissible incentive compensation that we could deliver to a named executive who retires before the end of 2013. (Any incentives that were awarded would necessarily be forfeited on retirement, and the named executive would have received no benefit as a result of earning the award.) Because Mr. Benmosche may retire before the end of the required minimum two-year vesting period, the Special Master revised Mr. Benmosche’s compensation structure at the Committee’s request to substitute Stock Salary for the prior TARP RSU target incentive while keeping his total annual direct compensation opportunity constant. A similar request was made for Mr. Dooley.

Objectives and Design of Compensation Framework

In 2010, the Committee approved a comprehensive compensation philosophy that centers around the following:

•	Attracting and retaining the strongest employees for AIG’s various business needs by providing competitive and consistent compensation opportunities.

•

Creating a culture of performance management and pay-for-performance by providing total direct compensation opportunities that reward the performance of AIG, AIG’s business units and individual employees.

•

Managing total direct compensation to provide a market-competitive, performance driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

•

Motivating all AIG employees to achieve sustainable increases in AIG’s “intrinsic value,” which represents a balance of profitability, growth and risk, to drive long-term value creation for shareholders.

•	Aligning the long-term economic interests of key employees with those of shareholders by ensuring that a meaningful component of each key employee’s compensation is represented by AIG securities.

•

Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

•	Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

These objectives apply enterprise-wide, but we are required to implement them differently for our named executives for so long as we are subject to the statutory compensation restrictions. In particular, the Special Master was required to determine the compensation structure and amounts payable or potentially payable for each of the named executives and to conclude that the compensation structures will not result in payments that are inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or TARP, and will not otherwise be contrary to the public interest. In doing so, the Special Master must consider the following six principles:

•	Risk. Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

•

Taxpayer Return. Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG will ultimately be able to repay its TARP obligations.

•

Appropriate Allocation. Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

•	Performance-based Compensation. An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

•

Comparable Structures and Payments. Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

•	Employee Contributions to AIG’s Value. Compensation should reflect current and prospective contributions of the employee to AIG’s value.

During the period that compensation for AIG employees is subject to the determinations of the Special Master, the Committee’s approach for those employees also focuses on these principles.

The Special Master had discretion to determine the appropriate weight or relevance of each principle, depending on her views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles are inconsistent in a particular situation, the Special Master exercised discretion to determine the relative weight to be accorded to each principle.

In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments by AIG under valid contracts entered into before the enactment of EESA.

As required by EESA, AIG held a non-binding shareholder advisory vote at its 2011 Annual Meeting of Shareholders to approve the compensation of AIG’s named executives. This shareholder resolution was approved by over 97 percent of the votes cast. Although the Committee reviewed the outcome of the vote, the result did not impact compensation decisions in light of the authority of the Special Master to determine the specific compensation structures and amounts payable or potentially payable for AIG’s named executives.

Compensation Structure—Direct Compensation Components

Cash Salary. Since 2009, the Special Master has determined that compensation for Top 25 and Top 26-100 employees should be primarily performance-based and therefore has required that cash salaries be generally limited to $500,000, except in certain exceptional cases. AIG’s historical practice has been to pay a limited portion of overall compensation in the form of base salary. However, under the prescribed structure for the Top 25, cash salary is the only source of liquid compensation AIG can provide to the Top 25 that is not dependent on the future performance of AIG Common Stock. As a result, the limitation on cash salary has resulted in cash compensation opportunities for members of the Top 25 in the past three years that are lower than ever before, as a percentage of total compensation, and that are significantly lower than AIG’s competitors.

Stock Salary. As a result of the Special Master’s determinations, in 2009, AIG implemented a program of regular grants of vested stock or units that has become generally referred to as “Stock Salary.” The ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years, and the Special Master has therefore determined that this compensation is both performance-based and consistent with the long-term interest of shareholders. In large part, Stock Salary takes the place of what would otherwise be annual and long-term cash, stock and performance-based incentive programs.

Stock Salary generally takes the form of regular, semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Furthermore, each grant of Stock Salary is subject to transfer or payment restrictions over a multi-year period. The periods of restriction for Stock Salary paid to AIG’s named executives in 2011 are as follows:

•	For Mr. Benmosche, restrictions will lapse on the fifth anniversary of the date of hire.

•	For Messrs. Herzog, Dooley, Hancock and Wintrob, the restrictions will lapse on one third of the Stock Salary each year, starting on the first anniversary of grant.

In 2010, Stock Salary for most senior employees, including Messrs. Herzog, Dooley, Hancock and Wintrob, took the form of long-term performance units (LTPUs) based on a basket of AIG Common Stock and debt securities. Under the terms of the AIG Long-Term Performance Units Plan, the debt securities portion of any outstanding LTPU was converted into AIG Common Stock on April 14, 2011, 90 days after the Recapitalization, which included the exchange of a portion of the Department of the Treasury’s Series E Preferred Stock and Series F Preferred Stock for shares of AIG Common Stock. In light of the Recapitalization, the 2011 determination for Messrs. Herzog, Dooley, Hancock and Wintrob provided that Stock Salary would take the form of either AIG Common Stock or units based on the value of AIG Common Stock. Grants of Stock Salaries payable in cash-settled, common stock units were then made to Messrs. Herzog, Dooley, Hancock and Wintrob with retroactive effect from January 1, 2011. The 2011 determination for Mr. Benmosche required that grants of Stock Salary continue to be made on the terms specified in his August 16, 2009 letter agreement with AIG, except that additional Stock Salary was substituted for a TARP RSUs opportunity. Under the letter agreement, on each grant date, Mr. Benmosche is awarded shares of restricted AIG Common Stock in an amount determined by dividing the dollar value of the Stock Salary earned since the preceding grant date by the market price of AIG Common Stock on the date of grant.

Stock Salaries granted to the named executives in 2011 were issued under the 2010 Stock Incentive Plan.

2011 Incentive Compensation. Named executives eligible for incentives could not receive such compensation in any form other than TARP RSUs during 2011.

TARP RSUs. TARP RSUs are a form of incentive compensation defined by applicable regulation under the name “long-term restricted stock.” In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG’s repayment of its TARP obligations. For TARP RSUs awarded to members of the Top 25 for 2011 performance, the Special Master extended the vesting period to three years, with pro rata vesting permitted after two years. The Committee, accordingly, determined that 2011 TARP RSU awards would vest 50 percent after two years and 50 percent after three years. Because AIG has repaid more than 50 percent of its TARP obligations through March 22, 2012, on the vesting dates for such awards, at least 50 percent of the TARP RSUs then vesting will be payable. TARP RSUs granted to the named executives for 2011 were issued under the 2010 Stock Incentive Plan.

Performance Determination. In 2011, AIG completed the company-wide implementation of its relative performance rating (RPR) process, whereby individual performance is compared against a defined peer performance group generally comprised of at least 50 individuals with similar job roles and levels of responsibility. During roundtable discussions, managers compare individual performance to that of others in the defined peer performance group and assign employees an RPR between “1” (top performance) and “5” (unsatisfactory performance) using a guideline distribution. Ten percent of employees in a peer performance group receive a “1” ranking, 20 percent a “2”, 50 percent a “3” and 20 percent a “4” or “5”. For the named executives, the applicable peer performance group consists of eight direct reports to the CEO. Because this peer performance group is too small to meet the guideline distribution, assignment of an RPR by the CEO does not strictly follow guideline distribution. The RPR results in a range of potential incentive payout; an RPR of “1” results in guideline payout of 130 to 150 percent of target subject to adjustment for pool funding for the year based on annual company or business unit performance, a “2” 120-140 percent, a “3” 80-120 percent, a “4” 40-80 percent and a “5” no payout. Because of the guideline distribution underlying the RPR process, it is possible that achievement of all goals does not result in a maximum or even target payout. In addition, for 2011, AIG has instituted a cross check such that, for members of the Top 100, a minimum achievement of 50 percent is required to be eligible for any incentive payout and a minimum achievement of 75 percent is required to be eligible for payout at or above target. The named executives, however, may not receive more than their target amounts, even if their RPR and achievement against goals qualifies them for a higher award. TARP RSUs were awarded through the RPR process, which, for members of the Top 25, included achievement against individual performance criteria reviewed and approved by the Committee in consultation with the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, the Committee retained the discretion to reduce any employee’s incentive award on the basis of its overall evaluation of the employee’s or AIG’s performance. The RPR process and performance criteria used for each named executive eligible to receive TARP RSUs are summarized under “Committee Compensation Decisions for 2011—Incentive Awards.”

Clawback. TARP RSUs awarded for 2011 performance are subject to “clawback” if later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics, or if the named executive is terminated due to misconduct that occurred during 2011.

Timing. To facilitate compliance with the TARP Standards, AIG granted TARP RSUs awards to Messrs. Herzog, Hancock and Wintrob on December 19, 2011 on the basis of preliminary individual performance scorecards. Individual performance scorecards were finalized during the first quarter of 2012, and on March 13, 2012, the Committee confirmed the TARP RSU awards.

Historic Compensation Components

In January 2011, Messrs. Herzog, Dooley, and Wintrob received $339,625, $1,018,875 and $1,358,500, respectively, upon the vesting of awards previously earned for the 2005-2007 performance period under AIG’s Senior Partners Plan. Messrs. Herzog, Dooley and Wintrob also received $275,000, $1,650,000 and $1,650,000, respectively, in January 2011, upon the vesting of previously earned Senior Partners Plan awards granted in 2005. As of year-end 2011, Messrs. Herzog, Dooley and Wintrob each had additional outstanding awards under the Partners Plan, the DCPPP and the Senior Partners Plan that had been earned in prior performance periods but were not yet vested. These awards are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

Compensation Structure—Indirect Compensation Components

Welfare and Other Indirect Benefits. AIG’s senior executives generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.

Retirement Benefits. AIG provides a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). The Special Master required that further accruals under all of these plans, other than the tax-qualified plans, be halted for employees in the Top 25 and Top 26-100 but stated that such employees may continue to receive age and service credit for the purpose of vesting in previously accrued benefits.

AIG’s only active defined contribution plan for the named executives is a 401(k) plan, which is tax-qualified. AIG matched a percentage of participants’ contributions to the 401(k) plan, depending on a participant’s length of service, up to $17,150 in 2011 for the named executives. This plan was not affected by the TARP Standards and the Special Master permitted employees in the Top 100 to continue to participate in this plan. In addition, some named executives have balances under legacy nonqualified defined contribution plans. These plans are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.” AIG’s defined benefit plans include the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP. Each of these plans provides for a yearly benefit based on years of service and average final salary. These plans and their benefits are described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Perquisites and Other Compensation. To facilitate the performance of their management responsibilities, AIG provides some employees with automobile allowances, parking, legal services, financial and tax planning and other benefits categorized as “perquisites” or “other” compensation under the SEC rules.

The Special Master generally limited the amount of perquisites and “other” compensation for employees in the Top 100 to $25,000 per year. In addition, all payments of tax “gross-ups” to these employees have been prohibited, except in connection with expatriate arrangements.

In addition, since September 2009, AIG has maintained a Luxury Expenditure Policy, which summarizes existing relevant underlying policies and guidelines that address corporate expenditures, including entertainment and events, office and facility renovations, aviation and other transportation services and other similar items, activities and events. The policy is intended to help ensure that AIG’s expenses are reasonable and appropriate. A copy of the policy may be obtained from the Corporate Governance section of AIG’s corporate website at www.aig.com.

Termination Benefits and Policies. Under the TARP Standards, none of the named executives may receive severance or other benefits as a result of termination or a change in control during 2012, and none could have received such benefits in 2011. If any of the named executives becomes no longer subject to this restriction in future years, they may be eligible for benefits upon termination under AIG’s Executive Severance Plan (ESP), except for Mr. Benmosche, who does not participate in the ESP. However, benefits under the ESP could not be increased under any of the 2010 or 2011 compensation structures for the named executives or under the 2009 compensation structure for Messrs. Herzog, Dooley and Wintrob.

The ESP generally extends to senior managers who participated in AIG’s historical Partners Plan, although Mr. Hancock’s eligibility is specified in his employment agreement. The ESP provides for severance payments and benefits if terminated by AIG without “Cause” or if a qualifying executive terminates for “Good Reason.”

In the event of a qualifying termination, but subject to the restrictions described above in the case of the named executives, a participant is eligible to receive an annual amount equal to the sum of salary, all quarterly bonuses and three-year-average performance-based annual incentives for a severance period of up to two years that is based on the executive’s seniority or length of service. Unvested long-term awards (other than TARP RSUs) continue to vest during the severance period but generally will be forfeited if still unvested at the end of such period.

Committee Compensation Decisions for 2011

Total Direct Compensation Opportunity. AIG based its 2011 compensation proposals largely on the 2010 structures determined by the Special Master for Top 25 and Top 26-100 employees. For Mr. Benmosche, AIG proposed the same total opportunity of $10.5 million as set forth in his August 16, 2009 letter agreement with AIG and approved by the Special Master in 2009. AIG believed that this level was appropriate and significantly less than actual historic compensation of Chief Executive Officers at AIG and at other large insurance companies and Mr. Benmosche’s total compensation at his prior employer. Because Mr. Benmosche stated he may retire before the end of the minimum two-year vesting period required by regulation for any TARP RSUs he would have earned for 2011, the Special Master revised Mr. Benmosche’s compensation structure at the Committee’s request to substitute Stock Salary for the prior TARP RSU target incentive. A similar request was made for Mr. Dooley. The Special Master approved the amounts payable for 2011 as proposed by AIG.

AIG had several discussions with the Special Master regarding the appropriate total opportunity for each Top 25 employee. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and transferability of the non-cash components. The Special Master determined total compensation opportunities of $6,300,000, $6,000,000, $7,000,000 and $7,000,000 for Messrs. Herzog, Dooley, Hancock and Wintrob, respectively. These compensation levels were in line with AIG’s proposals, although in certain cases, the Special Master determined that a portion of the compensation should be reallocated from the proposed Stock Salary level to TARP RSUs.

Cash Salary. For 2011, the Special Master maintained the salaries for Messrs. Herzog, Dooley and Wintrob at their 2010 levels of $495,000, $450,000 and $495,000, respectively. These cash salaries were in line with AIG’s proposal, although they remain substantially less than the salary levels for these individuals in effect prior to the involvement of the Special Master in AIG’s compensation process.

The Special Master increased Mr. Hancock’s annualized cash salary rate from $1,500,000 to $1,800,000 for 2011 pursuant to Mr. Hancock’s letter agreement, which provides for an alternative structure upon his entrance into the Top 25. This level was deemed appropriate in light of Mr. Hancock’s significant role in AIG’s de-risking and restructuring plans, which was augmented by his appointment as Chief Executive Officer of Chartis in March 2011.

Stock Salary. For Mr. Benmosche, the Special Master approved a Stock Salary level of $7,500,000. This level was proposed by AIG in light of Mr. Benmosche’s potential retirement prior to the minimum two-year vesting period required by regulation for any TARP RSUs.

For Messrs. Herzog, Dooley and Wintrob, the Special Master determined the amount of their total opportunity that was to be in the form of Stock Salary and also established the related transfer restrictions.

For Mr. Hancock, the amount of his Stock Salary was determined pursuant to his letter agreement and reflects transfer restrictions identical to those imposed by the Special Master’s determination for Top 25 employees.

Incentive Awards. As noted above, neither Mr. Benmosche nor Mr. Dooley received an incentive award opportunity for 2011. For Messrs. Herzog, Hancock and Wintrob, the Special Master required that incentive awards take the form of TARP RSUs granted based on achievement of objective performance metrics. The performance metrics, and associated weights, for these named executives were established in April and July 2011 and reviewed favorably by the Office of the Special Master. The metrics were established across four categories—financial, strategic, operational and organizational—and were selected to reflect objectives key to the successful completion of AIG’s restructuring, improvement of core businesses and delivery of long-term growth.

For Mr. Herzog, Chief Financial Officer of AIG, performance criteria were based on business-wide financial and fiscal management measures. These metrics included:

Metric	Significant Achievements

Financial (30%)

Maintain adequate capital and contingent capital positions at AIG parent and achieve subsidiary distribution targets for SunAmerica and Chartis. Install all capital maintenance agreements (CMAs) (15%)

Increased cash and contingent liquidity to $9.5 billion and $4.2 billion, including through a new $4.5 billion bank facility and new $500 million contingent capital facility, meeting all Enterprise Risk Management stress tests.

Successfully completed $2 billion senior debt refinancing and the exchange of $2.4 billion outstanding junior subordinated debentures for new senior unsecured notes.

Achieved 2011 subsidiary distribution targets for SunAmerica and Chartis. Put in place all major CMAs.

Develop strategies to realize AIG’s deferred tax assets over time with respect to the net operating loss (NOL), foreign tax credit (FTC), and non-life capital loss (CLCF) carryforwards and a majority of the life capital loss carryforwards (10%)

Identified and began executing strategies to realize deferred tax assets, including through sales of securities, securities lending transactions and other strategies (however, a full valuation allowance remains on the portion of the deferred tax assets related to life capital loss carryforwards).

Implement strategies to reduce general operating expenses (5%)	Developed plan to achieve targeted savings in finance function by 2015. Significantly reduced external auditor fees and employee headcount as appropriate.

Strategic (35%)

Re-access equity capital markets; rebuild Investor Relations function (10%)	Re-accessed equity capital markets through $8.7 billion AIG Common Stock offering. Rebuilt Investor Relations function by recruiting the new head of Investor Relations and internal transfers.

Enterprise Finance Transformation: Commence execution of finance operating and data model; develop target savings and roadmap; complete all milestones (15%)

Established finance transformation infrastructure, including hiring experienced transformation experts, and determined target operating and data model with plan for execution.

Completed initial phase of transformation of data systems for consolidation, tax and disbursements.

General insurance finance transformation release was delayed but was successfully released in the first quarter of 2012.

Advance legal entity rationalization project and implement solution to mitigate impact of Regulation XXX (Valuation of Life Insurance Policies) at SunAmerica (5%)	Successfully initiated SunAmerica legal entity consolidation with merger of NY-domiciled life companies. Completed and implemented Regulation XXX solution.

Build out corporate actuarial function, including through incorporation of intrinsic value measurement into enterprise finance transformation (5%)

Adopted Value of New Business (VoNB) intrinsic value metric for SunAmerica’s long term business plan.

Developed and commenced implementation of target operating model (including business unit participation) for peer reserve reviews.

Commenced project to identify structural drivers of insurance losses for use in developing effective and targeted actions around claims, risk selection and pricing, reserving and reinsurance.

Implemented pricing reviews of SunAmerica products to ensure that pricing is reflective of all options and guarantees.

Operational (25%)

Complete Recapitalization and Nan Shan and Star/Edison sale transactions (5%)	All transactions completed.

Continue to improve the quality of management information systems and the effectiveness of the quarterly financial close process (10%)	Completed initial phase of transformation of data systems for consolidation, tax and disbursements. Recruited new head of Financial Planning and Analysis.

Support and promote robust compliance framework within the organization which complements and support overall AIG compliance framework (10%)	Promoted ethical integrity by setting the “tone at the top” and fully supporting compliance framework.

Organizational (10%)

Fill key leadership roles and review functional management talent with a view towards diversity (5%)	Filled significant number of senior positions with both external and internal candidates, including Treasurer, Deputy CFO, head of Investor Relations, head of Financial Planning & Analysis and head of Strategic Planning.

Support staff development, feedback and career path and skills development initiatives (5%)

Substantially increased communication in finance function, including developing an intranet site and holding regular Town Hall meetings as well as meetings with mid-level high performers.

Implemented variety of development initiatives; sponsored AIG Corporate Finance women’s organization.

Mr. Hancock served as Executive Vice President, Finance, Risk and Investments for the first quarter of 2011 and as Chief Executive Officer of Chartis for the remainder of 2011. In July 2011, Mr. Hancock’s performance metrics were revised to reflect his new role and related to the performance of Chartis. These metrics included:

Metric	Significant Achievements

Financial (40%)

Contribute to successful sale of AIG equity, and continue to communicate AIG/Chartis’ value proposition and strategic direction to investors and equity analysts (25%)

Participated in investor/equity analyst meetings since AIG’s May 2011 equity offering, emphasizing Chartis’ focus on four strategic pillars: business mix shift, loss ratio improvement, expense discipline and risk selection.

Communicated AIG/Chartis’ strategic vision to all four rating agencies, brokers, clients and regulators worldwide.

Improve 2011 return on equity (ROE) (15%)	Slight decline in 2011 ROE compared to 2010 ROE. Strategic asset allocation strategies introduced in 2011 reduced net investment income but were designed to result in a better aligned risk profile of Chartis’ investment portfolio to current risk appetite. Targeted investments in people and initiatives increased expenses but were intended to improve Chartis’ risk-adjusted profitability (RAP) over the next five years.

Met target distribution payments to AIG, despite record catastrophe losses, and made progress in shifting its strategic business mix toward the higher value lines of consumer and international business.

Strategic (15%)

Assess business line profitability within Chartis; identify ROE growth opportunities for long-term plan; provide strategic direction for United Guaranty Corporation (UGC)

Evaluated several businesses to exit or re-engineer based on profitability metrics, implemented remediation efforts in certain casualty lines and determined to cease underwriting excess workers’ compensation business as a stand-alone product.

Expanded Chartis’ presence in a number of growth economy nations to more effectively leverage underwriting and product best practices to enhance customer and channel management.

Provided support and strategic direction to UGC, which achieved top market share among mortgage insurers in 2011 while writing new policies at a high expected ROE.

Operational (25%)

Implement risk-adjusted profitability (RAP) measures within Chartis and achieve meaningful progress in development of predictive modeling/technical pricing tools (15%)

Fully operationalized and incorporated RAP metric into 2012 budget and Chartis’ five-year plan.

Initiated project to enhance Chartis’ understanding of key structural drivers of insurance losses and enable Chartis to embed a structural driver approach into its business and financial processes.

Launched an extensive analysis of workers’ compensation data to improve predictive modeling and future loss mitigation techniques.

Supported expansion of the scope of third party actuarial reviews, which were conducted in the second, third and fourth quarters rather than concentrated in the fourth quarter.

Drove the use of predictive modeling in both consumer and certain commercial businesses to support risk selection and pricing.

Launched a strategic transformation program to develop the future state underwriting process for key lines, including recruiting new hires for Chief Underwriting Officer and Chief Science Officer to oversee underwriting governance and progress in improving risk selection.

Support and promote a robust compliance framework which complements and supports the overall AIG compliance framework (10%)	Enhanced and expanded control framework and compliance function, including in connection with expected Federal Reserve regulation.

Organizational (20%)

Develop and announce a new global organizational structure that improves the strategic alignment of Chartis; expand diversity and inclusion, including employee engagement, across Chartis

Designed and implemented business and functional management teams for Chartis’ new global organizational structure, including recruiting key hires.

Guided several new human resources initiatives for employee development and implemented a diverse slate process for recruiting efforts.

Enhanced employee communication efforts through staff meetings, Town Halls and Global Leaders Forum.

For Mr. Wintrob, President and Chief Executive Officer of SunAmerica, performance metrics related to the performance of SunAmerica. These metrics included:

Metric	Significant Achievements

Financial (40%)

Achieve business goals with respect to premiums, deposits and other consideration (7.5% of metric); total life sales (7.5% of metric); operating income (30% of metric); expenses (12.5% of metric); return on equity (15% of metric); distributions to AIG (12.5% of metric), and VoNB (15.0% of metric):

Premiums, deposits and other considerations: $19.846 billion	20% above target.

Total life sales, including group life sales reported through Group Life and Accident & Health Premiums: $350 million	16% below target.

Adjusted pre-tax operating income: $3.613 billion	12% below target.

General and administrative operating expenses: $1.275 billion	1% better than target.

Return on equity: 7.5%	13% below target.

Distributions to AIG: $1 billion	57% above target.

VoNB: $82 million	66% below target.

Strategic (30%)

Broaden the footprint of American General Life and Accident Insurance Company by, among other things, achieving targets in areas of growth in the number of licensed agent weeks and improvement in agent sales productivity and retention

Licensed agent weeks were relatively flat compared to prior year, reflecting the implementation of various measures intended to improve the quality of the career field force; growth in agent sales productivity exceeded target; first-year sales agent retention exceeded target rate, but fourth-year sales agent retention was below target.

Achieve VALIC new large group acquisitions of $325 million	Achieved $190 million in new large group acquisitions; however, this represented an increase of $180 million compared to 2010 and pipeline of potential new cases was very strong.

Achieving VoNB projections, in part by designing and introducing profitable new life and variable annuity products with living benefit products/features that continue to reduce risk and achieve requisite profitability and coverage ratios; drive and support efforts to assess and improve upon risk management/hedging of variable annuity living and death benefit guarantees, and to reduce volatility of reported earnings related to such guarantees

Although total VoNB goals were not met, they were met for the variable annuity, fixed annuity and mutual fund businesses. Also, notable progress to improve VoNB was made, as reflected by revised product design for variable annuity and life products (including repricing to reflect the current interest rate environment), development of innovative new product designs and further de-risking features, establishment of cost-efficient reinsurance and lowered minimum guaranteed credited interest rates for annuity contracts.

Increase market share of SunAmerica’s variable annuity, mutual fund and life insurance businesses within the Advisor Group by 20%	Achieved above target for variable annuity and mutual fund businesses. Target for life insurance business was not met.

Achieve $25 million of AG Inheritance Life sales through Western National distribution	Achieved above target.

Expand the Sun America Affordable Housing Partners (SAAHP) dispositions team and achieve SAAHP targets for number of properties sold, sales proceeds and operating cash distributions on a “same store” basis

Achieved or exceeded all targets.

Successfully identify and collaborate on synergy opportunities between Chartis and American General group benefits businesses, including integrating platforms, product manufacturing capabilities and leveraging distribution capabilities

Completed joint evaluation of potential synergy opportunities. Developed an integration plan (including steps to integrate platforms, recruit management, develop product manufacturing capabilities and leverage distribution capabilities) that resulted in the launch of AIG Benefit Solutions in 2012.

Operational (15%)

Support and promote a robust compliance framework within SunAmerica which complements and supports the overall AIG compliance framework

Launched several projects to anticipate and avoid regulatory risks, including complaint escalation and loss evaluation processes.

Launched claims enhancement project to address changes in regulatory expectations and emerging regulatory and reputational risks relating to escheatment requirements and death claim processing.

Achieve successful consolidation of certain fixed annuity operations/customer service platforms, relocation of AG Life servicing and maintenance of customer service standards	Successfully completed consolidation of certain fixed annuity operations into a centralized platform with relocation of American General Life fixed annuity operations on schedule and on budget, while maintaining customer service standards.

Organizational (15%)

Successfully manage key employee retention, morale and engagement	Employee retention rate achieved above target.

Develop and execute action plans to improve employee communications and development opportunities	Substantially improved employee communication and development opportunities, including through regular Town Hall meetings with management and employee educational sessions and cross-training programs.

Refine growth and development plans for potential internal successors to key management positions	Developed succession plans for key management positions for each of SunAmerica’s major businesses.

AIG does not have a formulaic level of performance necessary for an employee to earn a minimum or maximum payout under the incentive component. As described under “Compensation Structure—Direct Compensation Components—2011 Incentive Compensation—Performance Determination,” TARP RSUs were awarded to the named executives through the RPR process and achievement against goals was part of that process.

In light of the applicable TARP restrictions, the Committee made compensation determinations in December 2011 on the basis of preliminary individual scorecards and RPRs for Messrs. Herzog, Hancock and Wintrob. Final scorecards and RPRs were prepared during the first quarter of 2012, and the Committee reviewed any changes and confirmed the TARP RSU grants. Based on 2011 performance, Messrs. Herzog, Hancock and Wintrob each met the 75 percent minimum achievement threshold to be eligible for incentive payout at or above target and each earned an RPR of “3” or higher, qualifying each for payout at target. The Committee therefore determined to award incentive compensation at the target amounts to Messrs. Herzog, Hancock and Wintrob (whose awards cannot exceed the target amounts authorized by the Special Master).

Non-GAAP Financial Measures

Certain of the performance measurements used by AIG management are “non-GAAP financial measures” under SEC rules and regulations.

Chartis. Pre-tax operating income for 2011 is underwriting profit or loss excluding catastrophe losses in excess of the Annual Aggregate Loss amount and including net investment income but excluding net realized capital gains or losses. Underwriting profit or loss is derived by reducing net premiums earned by claims and claims adjustment expenses incurred and underwriting expenses. Return on equity (ROE) for 2011 is calculated based on pre-tax operating income, an assumed effective tax rate of 22.4 percent, and average Chartis shareholder’s equity excluding Accumulated Other Comprehensive Income (Loss). For 2010, pre-tax operating income also excluded prior year development and gains from the Fuji bargain purchase and the sale of the Otemachi building. In addition, for 2010, the assumed effective tax rate was 17.6 percent

SunAmerica. Adjusted pre-tax operating income (loss) before net realized capital gains (losses), related deferred acquisition costs (DAC), value of business acquired and sales inducement asset (SIA) amortization and goodwill impairment charges is utilized to report results of operations. Adjusted pre-tax operating income (loss) is calculated by adjusting pre-tax operating income or loss to exclude the effect of alternative investment returns outside a range of 5 percent to 15 percent and certain income and charges deemed to be outside SunAmerica management’s control. Premiums, deposits and other considerations (PDOC) is a non-GAAP financial measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. Total life sales is calculated by adding the group life sales portion of Group Life and Accident & Health Premiums to Total Life sales. General and administrative operating expenses (one of two components of Other acquisition and insurance expenses) excludes restructuring charges, costs associated with the Long Term Incentive Plan and other general and administrative expenses. Other general and administrative expenses are excluded as they are deemed to be outside SunAmerica management’s control. Return on equity (ROE) is calculated based on pre-tax operating income, an assumed tax rate of 35 percent, and average SunAmerica shareholders’ equity excluding Other Comprehensive Income (Loss) and certain affiliated investments. Value of new business (VoNB) is the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period, less the cost of holding required capital in excess of regulatory reserves to support this business.

Process for Compensation Decisions

Role of the Committee. The Committee determines the compensation of AIG’s Chief Executive Officer, and the Board approves or ratifies the amounts to be awarded to him. After considering the recommendation of AIG’s Chief Executive Officer, the Committee also reviews and approves the compensation of other employees in the Top 25 and Top 26-100. As described above, decisions regarding the structure (and, for the Top 25, amount) of compensation for these employees was required to be approved by the Special Master.

The Committee also makes recommendations to the Board with respect to AIG’s compensation programs for other key employees and oversees AIG’s management development and succession planning programs.

Attendance at Committee meetings generally includes internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the Committee’s independent consultant; since October 2009, attendance also regularly includes representatives of the Department of the Treasury. Between September 2008 and January 14, 2011 (the date of the Recapitalization Closing), attendance regularly included representatives of the FRBNY and their advisors.

Consultants. To provide independent advice, the Committee has used the services of the Cook firm since 2005. A senior consultant of the Cook firm regularly attends the Committee’s meetings and is instructed to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including views of how the program and proposals compare to market practices in financial services and general industry and to “best practices.” The Cook firm responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs. The Cook firm also participated in the Committee meetings in which the compensation risk assessments were conducted and advised that the process was thorough and well designed. Neither the Cook firm nor any of its affiliates provide any other services to AIG or its management except with respect to director compensation.

In 2011, the Committee also considered materials prepared by Mercer and Johnson Associates related to various aspects of AIG’s efforts to comply with the TARP Standards and the requirements of the Special Master. Mercer and Johnson Associates were engaged by AIG to assist management with this work. In particular, Johnson Associates prepared reports presenting market comparisons of total compensation levels for employees in the Top 25 and select positions within the Top 26-100. These reports were provided to the Special Master and considered by the Committee in its compensation decisions. Neither Mercer nor Johnson Associates representatives attended the Committee’s meetings.

Consideration of Competitive Compensation Levels. Since 2009, based on the direction of the staff of the Office of the Special Master, the Committee has considered information based on a wider range of peer companies than the Committee had used in prior years. In 2011, the Committee considered information from data disclosed in surveys, proxy statements and employment contracts from a number of peer companies (Broad Data), as well as proprietary Johnson Associates’ data.

The companies used in the Broad Data set were: Aetna, Inc., AFLAC, The Allstate Corporation, American Express Company, Ameriprise Financial, Inc., Bank of America Corporation, Bank of New York Mellon, BlackRock, Inc., Capital One Financial Corp., CIGNA Corporation, Citigroup Inc., Chubb Group, Hartford Financial Services, Invesco Ltd., JP Morgan Chase & Co., Lincoln National Corporation, Marsh & McLennan Companies, Inc., MetLife Inc., Principal Financial Group, Inc., Prudential Financial Inc., T. Rowe Price Group, Inc., The Travelers Companies Inc., U.S. Bancorp and Wells Fargo & Company.

Consultations with Stakeholders. AIG’s compensation decisions in 2011 were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master’s decisions. AIG also consulted with the Department of the Treasury regarding certain compensation matters.

Consideration of Prior Years’ Compensation. When deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years’ compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years’ compensation, and indicated that the information was considered when making decisions.

Consideration of Risk Management. As required by the TARP Standards, the Committee reviewed the compensation arrangements of AIG’s employees, including the named executives, with AIG’s senior risk officer at least every six months. For further discussion of the risk review process, see the Report of the Compensation and Management Resources Committee.

Other Considerations

Other Treasury Limits. AIG’s Master Transaction Agreement with the Department of the Treasury, dated December 8, 2010, places additional compensation limits on the 2011 compensation of AIG employees, including Messrs. Herzog, Dooley, Hancock and Wintrob. These limits included limiting the 2011 annual bonuses and cash performance awards paid to executive officers and Senior Partners to the aggregate adjusted net income for 2011 of AIG’s insurance company subsidiaries included in AIG’s 2011 consolidated financial statements (excluding certain amounts distributed to AIG in the form of dividends and other distributions). Each of Messrs. Herzog, Dooley and Wintrob is a Senior Partner. The compensation for AIG’s named executives was designed to comply with these limits.

Aggregate Limit on Incentives. As part of the approved compensation structure for the Top 26-100, the Special Master limited total incentives for that group to a percentage of AIG’s earnings determined by the Committee. Based on an assessment of historic and current incentive levels and a range of performance scenarios, the Committee limited total incentives for the Top 26-100 to five percent of AIG’s eligible earnings (defined as the aggregate adjusted net income from AIG’s insurance company subsidiaries included in AIG’s consolidated financial statements), an increase from the three percent limit used for 2010. The Committee determined that this increase was appropriate because the number of employees subject to the limit remained consistent while the aggregate adjusted net income “pool” from which to pay them was measurably decreased due to certain divested businesses no longer being part of the measurement. The aggregate actual incentive compensation awarded to all members of the Top 26-100 for 2011 did not exceed the limit.

Deductibility of Executive Compensation. As a participant in TARP, AIG is subject to Section 162(m)(5) of the Internal Revenue Code of 1986, as amended, which limits AIG’s ability to take a federal income tax deduction for compensation paid to the named executives. Section 162(m)(5) generally lowers the cap on the deductibility of compensation paid to these individuals from $1,000,000 to $500,000 per year and removes the exemption for compensation determined to be “performance-based” under applicable tax regulations. As a result of these limitations, deductibility was not taken into account in making compensation decisions.

Share Ownership Guidelines and No-Hedging Policy. AIG’s share ownership guidelines establish levels of ownership of AIG Common Stock at five times salary for the Chief Executive Officer and three times salary for other officers at the level of Senior Vice President and above, which includes the remaining named executives. Until the guidelines are met, such employees are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise of stock options or upon the vesting of restricted stock units granted by AIG. Shares held for purposes of the guidelines include stock owned outright by the officer or his or her spouse, stock salary that has vested but not yet been delivered and earned but unvested share-based awards. The guidelines apply to AIG’s senior vice presidents or above and to AIG’s 100 most highly compensated employees not already covered.

AIG’s Code of Conduct prohibits employees from engaging in any hedging transactions with respect to any of AIG’s securities including trading in any derivative security relating to AIG’s securities.

Adjustment and Recovery of Awards. Both the Partners Plan and the Senior Partners Plan provide that the Committee can adjust outstanding awards for any restatement of financial results and specifically note that adjustments may take into account the fact that prior vested awards may have been overpaid. No misconduct on the part of a participant is required for the Committee to exercise this authority.

Additionally, as noted above, the incentive compensation paid to each of the named executives will be subject to clawback by AIG if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the named executive is terminated for misconduct that occurred during the period in which the incentive compensation was earned.

Conclusion

During 2011, our employees completed AIG’s Recapitalization, closed over $15 billion in divestitures of operations and securities, strengthened AIG’s liquidity, re-accessed the capital markets and reinvigorated AIG’s core businesses, all while responding professionally and personally to a year of unprecedented natural disasters. To the limited extent permitted by applicable law, AIG believes that its compensation framework appropriately recognized these extraordinary accomplishments. The Committee intends to build on this momentum in 2012, incentivizing the creation of shareholder value while remaining focused on the highest standards of risk management.

2011 COMPENSATION

Summary Compensation Table

The following tables contain information with respect to AIG’s named executives. As required by SEC rules, AIG’s named executives include the Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers.

The presentation below differs substantially from the manner in which AIG and the Special Master administered the compensation of AIG’s named executives. In particular, for Mr. Benmosche, amounts for 2011 include a $3,499,985 equity incentive award for 2010 performance. Mr. Benmosche was not eligible to earn any incentive awards, including equity incentive awards, for 2011 performance.

Please see “Compensation Discussion and Analysis” for detail regarding the manner in which the compensation of the named executives was administered.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Robert H. Benmosche	2011	$3,000,000	$0	$10,932,677	$0	$28,576	$22,928	$13,984,181
Chief Executive Officer	2010	$3,000,000	$0	$5,380,802	$0	$18,467	$25,000	$8,424,269
	2009	$1,153,964	$0	$1,538,402	$0	$0	$14,164	$2,706,530
David L. Herzog	2011	$495,000	$0	$5,804,999	$0	$174,075	$21,775	$6,495,849
Executive Vice President and Chief Financial Officer	2010	$492,769	$1,000,000	$5,656,588	$0	$112,279	$10,408	$7,272,044
	2009	$625,000	$1,500,000	$3,937,470	$0	$78,488	$5,876	$6,146,834
William N. Dooley	2011	$450,000	$0	$5,550,000	$0	$602,981	$39,642	$6,642,623
Executive Vice President—Investments and Financial Services
Peter D. Hancock(5)	2011	$1,794,231	$0	$5,199,990	$0	$28,475	$11,942	$7,034,638
Executive Vice President— General Insurance	2010	$1,326,923	$0	$5,464,938	$1,080,000	$0	$212,256	$8,084,117
Jay S. Wintrob	2011	$495,000	$0	$6,504,993	$0	$276,420	$60,466	$7,336,879
Executive Vice President—Domestic Life and Retirement Services	2010	$493,154	$1,200,000	$6,479,016	$0	$165,580	$41,683	$8,379,433

Footnotes to 2011 Summary Compensation Table

(1)	2011 Amounts. For Mr. Benmosche, the amount represents the grant date fair value of Stock Salary paid during 2011 in AIG Common Stock and TARP RSUs awarded in March 2011 for 2010 performance, and includes $474 in cash paid in lieu of fractional shares. For Messrs. Herzog, Dooley, Hancock and Wintrob, the amounts represent the grant date fair value of Stock Salary paid during 2011 in RSUs and, except for Mr. Dooley, TARP RSUs awarded in December 2011 for 2011 performance.

Calculation. The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 19 to the Consolidated Financial Statements included in AIG’s 2011 Annual Report on Form 10-K (in the case of awards granted in 2011), Note 19 to the Consolidated Financial Statements included in AIG’s 2010 Annual Report on Form 10-K (in the case of awards granted in 2010) and Note 18 to the Consolidated Financial Statements included in AIG’s 2009 Annual Report on Form 10-K (in the case of awards granted in 2009).

(2)	None of the named executives were eligible under the TARP Standards to receive any 2011 cash incentive pay. The amount shown for Mr. Hancock in 2010 represents 2010 year-end variable cash incentive pay. As a member of the Top 26-100 for 2010, Mr. Hancock received a 2010 Variable Cash Incentive award of $2,160,000 based on his performance against objective metrics reviewed favorably by the Office of the Special Master. In light of the restrictions applicable to Mr. Hancock because he was expected to enter the Top 25 for 2011, half of the Variable Cash Incentive ($1,080,000) was paid in cash in December 2010, whereas the remaining half was paid in the form of immediately vested restricted stock not transferrable until the first quarter of 2012 and is included in the Stock Awards column for 2010.

(3)	The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under AIG’s defined benefit (pension) plans, including the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP and/or the American General Corporation Supplemental Executive Retirement Plan, as applicable. These plans are described in “Post-Employment Compensation—Pension Benefits.” (For Mr. Herzog, the amounts previously reported in AIG’s 2010 Proxy Statement were overstated by small amounts as the three-year average earnings used for that proxy calculation included three years of base salary paid though October 31, 2009. The calculation should have been based upon three years of base salary paid through October 22, 2009 to reflect the date his nonqualified pension benefits were frozen.)

Mr. Hancock became a participant in the Qualified Retirement Plan effective March 1, 2011, after he completed one year of service with AIG, with service credited retroactive to September 1, 2010.

Pursuant to the Determination Memoranda issued by the Office of the Special Master on October 22, 2009, December 11, 2009, March 23, 2010, April 16, 2010, April 1, 2011 and April 8, 2011 (the Memoranda), there is a freeze on future benefit accruals with regard to the benefits provided under the Non-Qualified Retirement Plan and the SERP. The Memoranda require AIG to cease any future benefit accruals for executives while they are among AIG’s 100 most highly compensated employees. Benefit accruals in these plans ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Mr. Hancock commenced employment after the freeze date and therefore did not accrue any benefits in these plans.

(4)	Perquisites. This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost to AIG of perquisites received by each named executive.

Perquisites and Benefits

Name	Personal Use of Car Service/Car Allowance/Parking(a)	Financial, Tax and Legal Planning(b)	Personal Use of Club Memberships and Recreational Opportunities	Total
Robert H. Benmosche	$22,318	$0	$0	$22,318
David L. Herzog	$7,509	$0	$0	$7,509
William N. Dooley	$980	$16,283	$4,290	$21,553
Peter D. Hancock	$6,103	$0	$0	$6,103
Jay S. Wintrob	$10,985	$10,000	$0	$20,985

(a)	For Mr. Benmosche, who was provided with a dedicated car and driver, car use reflects the incremental cost of driver overtime compensation, fuel and maintenance attributable to personal use. Although this benefit was provided to enhance the security and efficient travel of Mr. Benmosche, SEC rules require that costs of commuting and other uses not directly and integrally related to business be disclosed as compensation to the executive. For the other named executives, the incremental cost for car-related perquisites represents AIG’s direct expenditures.

(b)	Incremental costs related to financial, tax and legal planning represent AIG’s direct expenditures.

Other Benefits. This column also includes life insurance premiums paid for the benefit of the named executives. All named executives are covered under the AIG Basic Group Life Insurance Plan. For group life insurance, the 2011 company-paid costs were: Benmosche — $610; Herzog — $939; Dooley — $939; Hancock — $939; and Wintrob — $939.

This column also includes matching contributions by AIG under its 401(k) plan. These matching contributions include the following amounts in 2011: Benmosche — $0; Herzog — $13,327; Dooley — $17,150; Hancock — $4,900; and Wintrob — $17,150. See “Post-Employment Compensation—Nonqualified Deferred Compensation” for additional details.

For Mr. Wintrob, this column includes special tax distributions of $21,392 in 2011 related to his investment in an employee co-investment fund, SunAmerica Venture Fund 2000, L.P.

(5)	Mr. Hancock served as Executive Vice President — Finance, Risk and Investments until his appointment as Chief Executive Officer of Chartis in March 2011.

AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries and their directors and officers. The premium for this policy for the year ended September 22, 2011 was approximately $51 million, and for the year ending September 22, 2012 was approximately $34 million. In addition, AIG purchased coverage in 2008 that will be in effect until 2014 and will allow AIG and its subsidiaries to report claims that relate to director and officer conduct during the period from May 24, 2005 to September 22, 2008, at a total cost of approximately $75 million.

2011 Grants of Plan-Based Awards

Total 2011 Grants. The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2011.

2011 Grants of Plan-Based Awards

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (# of AIG Shares)	All Other Option Awards	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(2)
				Threshold	Target	Maximum
Robert H. Benmosche Stock Salary paid in restricted stock(3)	01/06/11	11/24/09	—	—	—	—	2,544	—	—	$153,784
	01/20/11	11/24/09	—	—	—	—	3,562	—	—	$153,807
	02/03/11	11/24/09	—	—	—	—	3,791	—	—	$153,839
	02/17/11	11/24/09	—	—	—	—	3,657	—	—	$153,813
	03/03/11	11/24/09	—	—	—	—	4,101	—	—	$153,829
	03/17/11	11/24/09	—	—	—	—	4,309	—	—	$153,831
	03/31/11	11/24/09	—	—	—	—	4,378	—	—	$153,843
	04/14/11	11/24/09	—	—	—	—	4,586	—	—	$153,814
	04/15/11	04/12/11	—	—	—	—	30,173	—	—	$1,009,589
	04/28/11	04/12/11	—	—	—	—	9,071	—	—	$288,458
	05/12/11	04/12/11	—	—	—	—	9,254	—	—	$288,447
	05/26/11	04/12/11	—	—	—	—	10,033	—	—	$288,449
	06/09/11	04/12/11	—	—	—	—	10,265	—	—	$288,447
	06/23/11	04/12/11	—	—	—	—	10,061	—	—	$288,449
	07/08/11	04/12/11	—	—	—	—	9,634	—	—	$288,442
	07/22/11	04/12/11	—	—	—	—	9,916	—	—	$288,456
	08/05/11	04/12/11	—	—	—	—	11,492	—	—	$288,449
	08/19/11	04/12/11	—	—	—	—	13,017	—	—	$288,457
	09/02/11	04/12/11	—	—	—	—	12,191	—	—	$288,439
	09/16/11	04/12/11	—	—	—	—	11,338	—	—	$288,439
	09/30/11	04/12/11	—	—	—	—	13,141	—	—	$288,445
	10/14/11	04/12/11	—	—	—	—	12,343	—	—	$288,456
	10/28/11	04/12/11	—	—	—	—	10,951	—	—	$288,449
	11/10/11	04/12/11	—	—	—	—	12,460	—	—	$288,449
	11/25/11	04/12/11	—	—	—	—	14,372	—	—	$288,446
	12/09/11	04/12/11	—	—	—	—	11,964	—	—	$288,452
	12/23/11	04/12/11	—	—	—	—	11,919	—	—	$288,440
TARP RSUs	03/15/11	03/08/11	—	—	—	—	95,160	—	—	$3,499,985

Total							359,683			$10,932,203
David L. Herzog Stock Salary paid in RSUs	04/15/11	04/12/11	—	—	—	—	41,266	—	—	$1,380,750
	04/29/11	04/12/11	—	—	—	—	6,332	—	—	$197,250
	05/13/11	04/12/11	—	—	—	—	6,484	—	—	$197,250
	05/30/11	04/12/11	—	—	—	—	6,830	—	—	$197,250
	06/15/11	04/12/11	—	—	—	—	7,072	—	—	$197,250
	06/30/11	04/12/11	—	—	—	—	6,727	—	—	$197,250
	07/15/11	04/12/11	—	—	—	—	6,987	—	—	$197,250
	07/29/11	04/12/11	—	—	—	—	6,873	—	—	$197,250
	08/15/11	04/12/11	—	—	—	—	8,044	—	—	$197,250
	08/30/11	04/12/11	—	—	—	—	7,922	—	—	$197,250
	09/15/11	04/12/11	—	—	—	—	7,877	—	—	$197,250
	09/30/11	04/12/11	—	—	—	—	8,986	—	—	$197,250
	10/14/11	04/12/11	—	—	—	—	8,440	—	—	$197,250
	10/28/11	04/12/11	—	—	—	—	7,489	—	—	$197,250
	11/15/11	04/12/11	—	—	—	—	8,532	—	—	$197,250
	11/30/11	04/12/11	—	—	—	—	8,462	—	—	$197,250
	12/15/11	04/12/11	—	—	—	—	8,495	—	—	$197,250
	12/30/11	04/12/11	—	—	—	—	8,502	—	—	$197,250
TARP RSUs	12/19/11	12/19/11	—	—	—	—	47,898	—	—	$1,070,999

Total							219,218			$5,804,999

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (# of AIG Shares)	All Other Option Awards	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(2)
				Threshold	Target	Maximum
William N. Dooley Stock Salary paid in RSUs	04/15/11	04/12/11	—	—	—	—	48,379	—	—	$1,618,750
	04/29/11	04/12/11	—	—	—	—	7,424	—	—	$231,250
	05/13/11	04/12/11	—	—	—	—	7,602	—	—	$231,250
	05/30/11	04/12/11	—	—	—	—	8,007	—	—	$231,250
	06/15/11	04/12/11	—	—	—	—	8,292	—	—	$231,250
	06/30/11	04/12/11	—	—	—	—	7,887	—	—	$231,250
	07/15/11	04/12/11	—	—	—	—	8,192	—	—	$231,250
	07/29/11	04/12/11	—	—	—	—	8,057	—	—	$231,250
	08/15/11	04/12/11	—	—	—	—	9,431	—	—	$231,250
	08/30/11	04/12/11	—	—	—	—	9,287	—	—	$231,250
	09/15/11	04/12/11	—	—	—	—	9,235	—	—	$231,250
	09/30/11	04/12/11	—	—	—	—	10,535	—	—	$231,250
	10/14/11	04/12/11	—	—	—	—	9,895	—	—	$231,250
	10/28/11	04/12/11	—	—	—	—	8,779	—	—	$231,250
	11/15/11	04/12/11	—	—	—	—	10,002	—	—	$231,250
	11/30/11	04/12/11	—	—	—	—	9,921	—	—	$231,250
	12/15/11	04/12/11	—	—	—	—	9,959	—	—	$231,250
	12/30/11	04/12/11	—	—	—	—	9,968	—	—	$231,250

Total							200,852			$5,550,000
Peter D. Hancock Stock Salary paid in RSUs	04/15/11	04/12/11	—	—	—	—	38,354	—	—	$1,283,333
	04/29/11	04/12/11	—	—	—	—	5,886	—	—	$183,333
	05/13/11	04/12/11	—	—	—	—	6,027	—	—	$183,333
	05/30/11	04/12/11	—	—	—	—	6,348	—	—	$183,333
	06/15/11	04/12/11	—	—	—	—	6,573	—	—	$183,333
	06/30/11	04/12/11	—	—	—	—	6,253	—	—	$183,333
	07/15/11	04/12/11	—	—	—	—	6,494	—	—	$183,333
	07/29/11	04/12/11	—	—	—	—	6,388	—	—	$183,333
	08/15/11	04/12/11	—	—	—	—	7,477	—	—	$183,333
	08/30/11	04/12/11	—	—	—	—	7,363	—	—	$183,333
	09/15/11	04/12/11	—	—	—	—	7,322	—	—	$183,333
	09/30/11	04/12/11	—	—	—	—	8,352	—	—	$183,333
	10/14/11	04/12/11	—	—	—	—	7,845	—	—	$183,333
	10/28/11	04/12/11	—	—	—	—	6,960	—	—	$183,333
	11/15/11	04/12/11	—	—	—	—	7,930	—	—	$183,333
	11/30/11	04/12/11	—	—	—	—	7,865	—	—	$183,333
	12/15/11	04/12/11	—	—	—	—	7,895	—	—	$183,333
	12/30/11	04/12/11	—	—	—	—	7,902	—	—	$183,333
TARP RSUs	12/19/11	12/19/11	—	—	—	—	35,778	—	—	$799,996

Total							195,012			$5,199,990
Jay S. Wintrob Stock Salary paid in RSUs	04/15/11	04/12/11	—	—	—	—	46,330	—	—	$1,550,208
	04/29/11	04/12/11	—	—	—	—	7,109	—	—	$221,458
	05/13/11	04/12/11	—	—	—	—	7,280	—	—	$221,458
	05/30/11	04/12/11	—	—	—	—	7,668	—	—	$221,458
	06/15/11	04/12/11	—	—	—	—	7,940	—	—	$221,458
	06/30/11	04/12/11	—	—	—	—	7,553	—	—	$221,458
	07/15/11	04/12/11	—	—	—	—	7,845	—	—	$221,458
	07/29/11	04/12/11	—	—	—	—	7,716	—	—	$221,458
	08/15/11	04/12/11	—	—	—	—	9,032	—	—	$221,458
	08/30/11	04/12/11	—	—	—	—	8,894	—	—	$221,458
	09/15/11	04/12/11	—	—	—	—	8,844	—	—	$221,458
	09/30/11	04/12/11	—	—	—	—	10,089	—	—	$221,458
	10/14/11	04/12/11	—	—	—	—	9,476	—	—	$221,458
	10/28/11	04/12/11	—	—	—	—	8,408	—	—	$221,458
	11/15/11	04/12/11	—	—	—	—	9,579	—	—	$221,458
	11/30/11	04/12/11	—	—	—	—	9,501	—	—	$221,458
	12/15/11	04/12/11	—	—	—	—	9,537	—	—	$221,458
	12/30/11	04/12/11	—	—	—	—	9,546	—	—	$221,458
TARP RSUs	12/19/11	12/19/11	—	—	—	—	53,220	—	—	$1,189,999

Total							245,567			$6,504,993

(1)	Date on which grants were approved by the Compensation and Management Resources Committee.

(2)	Calculated based on the following closing prices of AIG Common Stock at the grant date:

Grant Date	Closing Price	Grant Date	Closing Price
01/06/11	$60.45	07/22/11	$29.09
01/20/11	$43.18	07/29/11	$28.70
02/03/11	$40.58	08/05/11	$25.10
02/17/11	$42.06	08/15/11	$24.52
03/03/11	$37.51	08/19/11	$22.16
03/15/11	$36.78	08/30/11	$24.90
03/17/11	$35.70	09/02/11	$23.66
03/31/11	$35.14	09/15/11	$25.04
04/14/11	$33.54	09/16/11	$25.44
04/15/11	$33.46	09/30/11	$21.95
04/28/11	$31.80	10/14/11	$23.37
04/29/11	$31.15	10/28/11	$26.34
05/12/11	$31.17	11/10/11	$23.15
05/13/11	$30.42	11/15/11	$23.12
05/26/11	$28.75	11/25/11	$20.07
05/30/11	$28.88	11/30/11	$23.31
06/09/11	$28.10	12/09/11	$24.11
06/15/11	$27.89	12/15/11	$23.22
06/23/11	$28.67	12/19/11	$22.36
06/30/11	$29.32	12/23/11	$24.20
07/08/11	$29.94	12/30/11	$23.20
07/15/11	$28.23	—	—

(3)	Amounts do not include cash paid in lieu of fractional shares.

HOLDINGS OF AND VESTING OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2011

Equity-based awards held at the end of 2011 by each named executive, including awards under AIG’s Partners Plan and the DCPPP, were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under the Partners Plan or the DCPPP and AIG’s time-vested equity and option awards will be delivered under the 2007 Stock Incentive Plan, AIG’s Amended and Restated 2002 Stock Incentive Plan or AIG’s Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards are grants historically made by Starr International Company, Inc. (SICO) under a series of two-year Deferred Compensation Profit Participation Plans.

The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2011.

Outstanding Equity Awards at December 31, 2011

						Stock Awards
	Option Awards(1)					Unvested (No Longer Subject to Performance Conditions)
Name	Year Granted(1)	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Plan(2)(3)(4)	Number	Market Value(5)
Robert H. Benmosche	—	—	—	—	—	TARP RSUs	135,393	$3,141,118
David L. Herzog	2007	1,749	—	$1,140.99	12/13/2017	TARP RSUs	93,446	$2,167,947
	2006	1,499	—	$1,420.00	12/11/2016	2006 PP	123	$2,853
	2005	1,249	—	$1,319.79	12/14/2015	DCPPP	189	$4,385
	2005	750	—	$1,187.00	09/01/2015	SICO	774	$17,957

	2004	749	—	$1,289.39	12/16/2014	Total	94,532	$2,193,142
	2003	399	—	$1,279.00	12/17/2013
	2003	400	—	$940.00	02/10/2013
	2002	400	—	$1,225.99	12/16/2012
	2002	1,446	—	$1,592.19	01/17/2012
William N. Dooley	2007	2,499	—	$1,140.99	12/13/2017	TARP RSUs	28,079	$651,433
	2006	2,499	—	$1,420.00	12/11/2016	2006 PP	230	$5,336
	2005	1,999	—	$1,319.79	12/14/2015	DCPPP	256	$5,939
	2005	1,500	—	$1,187.00	09/01/2015	SICO	6,957	$161,402

	2004	1,499	—	$1,289.39	12/16/2014	Total	35,522	$824,110
	2003	1,000	—	$1,279.00	12/17/2013
	2003	749	—	$940.00	02/10/2013
	2002	749	—	$1,225.99	12/16/2012
Peter D. Hancock	—	—	—	—	—	TARP RSUs	35,778	$830,050
Jay S. Wintrob	2007	2,999	—	$1,140.99	12/13/2017	TARP RSUs	130,414	$3,025,605
	2006	2,999	—	$1,420.00	12/11/2016	2006 PP	432	$10,022
	2005	2,999	—	$1,319.79	12/14/2015	DCPPP	480	$11,136
	2005	2,500	—	$1,187.00	09/01/2015	SICO	5,760	$133,632

	2004	2,499	—	$1,289.39	12/16/2014	Total	137,086	$3,180,395
	2003	2,000	—	$1,279.00	12/17/2013
	2003	1,999	—	$940.00	02/10/2013
	2002	1,999	—	$1,225.99	12/16/2012

(1)	None of the named executives has received options since 2008. All previously granted options had four-year pro rata vesting schedules, and all options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant.

(2)	AIG’s Partners Plan, which has been discontinued, operated for successive overlapping two-year performance periods. The first performance period was January 1, 2006 through December 31, 2007, and the last performance period was January 1, 2008 through December 31, 2009. Participants received Performance RSUs that entitled them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG’s diluted adjusted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG’s diluted adjusted earnings per share for the second year of the performance period over the first year. Performance was relative to pre-established goals and ranges established by the Compensation and Management Resources Committee at the start of the period. The number of Performance RSUs that could be earned at the end of each period ranged from 0 to 150 percent of target.

Outstanding Performance RSUs for the 2006-2007 performance period (2006 PP) were earned and one-half vested after the fourth anniversary of the first day of the performance period and were paid out promptly thereafter (in January 2010). The amounts shown represent the other half which vested on the sixth anniversary and were paid out promptly thereafter in January 2012.

(3)	The DCPPP was modeled on plans previously provided by SICO, described in footnote 4, except that it was administered by AIG and its costs were borne directly by AIG. Under the DCPPP, in 2007 participants were awarded time-vested RSUs based upon the number of plan units they had been granted. Fifty percent of these time-vested RSUs vested in May 2009 and the remainder vested in May 2010. An incremental allocation of RSUs equal to 20 percent or 35 percent of the RSUs initially allocated was made in 2009, and these incremental RSUs vested and were paid out promptly thereafter in January 2012.

(4)

Prior to 2005, key employees participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO plan came into being in 1975. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO’s

Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG has made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of AIG’s current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under the SICO plans.

Shares that have been contingently allocated to named executives under the SICO plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO’s Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

Under certain of the SICO plans, if a participating named executive continues to be employed by AIG at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are reflected in this table.

(5)	Based on AIG’s closing sale price on the NYSE on December 30, 2011 of $23.20 per share.

Vesting of Stock-Based Awards During 2011

The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2011. The vast majority of the amounts in the table were not actually permitted to be monetized during 2011. Other than the limited early pay-out under the SICO Plan, all of these awards were subject to transfer restrictions and, therefore, continue to tie the interests of the named executives to those of AIG’s shareholders. There were no options exercised in 2011 by any of the named executives.

2011 Vesting of Stock-Based Awards

	Stock-Based Awards Vested in 2011
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert H. Benmosche(1)	264,523	$7,432,218
David L. Herzog(2)	171,346	$4,735,417
William N. Dooley(3)	222,121	$6,038,549
Peter D. Hancock(2)	159,234	$4,400,000
Jay S. Wintrob(2)	192,348	$5,315,000

(1)	Represents delivery of 1,272 shares of AIG Common Stock granted as 2010 Stock Salary and paid on January 6, 2011 and 263,251 shares of AIG Common Stock granted as 2011 Stock Salary. These shares are restricted from transfer until August 10, 2014. Mr. Benmosche has transferred 170,000 of these shares to trusts established for estate planning purposes. The shares remain subject to the original restrictions on transfer until August 10, 2014.

(2)	Represents (i) fully vested RSUs granted as 2011 Stock Salary, and (ii) for Mr. Herzog, the distribution of 24 shares under the SICO Plan. One third of the RSUs will be payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date.

(3)	Represents (i) 21,269 shares, representing shares vested under the TARP RSUs granted on December 28, 2009 but not transferable until December 28, 2012 which are payable in cash (based on the value of the shares) in 25 percent increments in proportion to AIG’s repayment of its TARP obligations but in no event earlier than December 28, 2012; and (ii) 200,852 shares, representing fully vested RSUs granted as 2011 Stock Salary. One third of the RSUs will be payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date.

POST-EMPLOYMENT COMPENSATION

Pension Benefits

AIG maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. Employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States are covered under the Qualified Retirement Plan. Participants whose formula benefit is restricted from being fully paid from the Qualified Retirement Plan due to Internal Revenue Service (IRS) limits on compensation and benefits are eligible to participate in the Non-Qualified Retirement Plan. Messrs. Dooley and Wintrob also participate in the SERP. In addition, Mr. Herzog has a benefit under the American General Corporation Supplemental Executive Retirement Plan for service accrued to December 31, 2002. This benefit vested and was frozen following the acquisition of the American General Corporation on August 29, 2001.

The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Qualified Retirement Plan due to IRS limits on compensation and benefits. The Qualified Retirement Plan and Non-Qualified Retirement Plan formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

The SERP provides a benefit equal to 2.4 percent times average final salary for each year of credited service up to 25 years, reduced by the monthly benefits payable from the Non-Qualified Retirement Plan, the Qualified Retirement Plan, Social Security and any predecessor plan or foreign deferred compensation plan sponsored by AIG. Messrs. Benmosche, Herzog and Hancock do not participate in the SERP.

Pursuant to the Memoranda, there is a freeze on future benefit accruals with regard to the benefits provided under the Non-Qualified Retirement Plan and the SERP. The Memoranda require AIG to cease any future benefit accruals for executives while they are among AIG’s 100 most highly compensated employees. Benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche and Herzog participated only in the Non-Qualified Retirement Plan. Mr. Hancock, who commenced employment after the freeze date, did not accrue any benefits under the Non-Qualified Retirement Plan or the SERP. Mr. Hancock became a participant in the Qualified Retirement Plan effective March 1, 2011 after he completed one year of service with AIG with service credited retroactive to September 1, 2010.

For purposes of all of the domestic retirement plans, average final salary is the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards.

Early retirement benefits. Each of the domestic retirement plans provides for reduced early retirement benefits. These benefits are available to participants in the Qualified Retirement Plan who have reached age 55 and have 10 or more years of credited service. The Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with 10 or more years of credited service, unless the Committee, in its sole discretion, determines otherwise, or to participants who have reached age 60 with five or more years of service. The SERP provides reduced early retirement benefits beginning at the same times, except that the Committee must approve payment for eligible participants retiring before age 60.

In the case of early retirement, participants in the SERP will receive the SERP formula benefit reduced by 3, 4 or 5 percent (depending on age and years of service at retirement) for each year that retirement precedes age 65. Participants in the Qualified Retirement Plan and the Non-Qualified Retirement Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by a further amount in the same manner described with respect to the SERP. Participants in the Qualified Retirement Plan with at least 10 years of credited service to AIG have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive a reduced early retirement benefit commencing at any date between age 55 and age 65. Participants in the domestic retirement plans may not choose to receive a lump sum payment upon normal or early retirement.

Death and disability benefits. Each of the domestic retirement plans also provides for death and disability benefits. In the case of death, the SERP provides a participant with at least five years of credited service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, which may be reduced based on the age of the surviving spouse. The Qualified Retirement Plan and the Non-Qualified Retirement Plan generally provide a death benefit to active employees who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity.

Under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, participants continue to accrue credited service while receiving payments under AIG’s long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they have at least 10 years of service when they become disabled. Participants who have less than 10 years of service when they become disabled continue to accrue credited service for a maximum of three additional years. Under the SERP, participants do not accrue credited service during that time.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Non-Qualified Retirement Plan and the SERP is reduced by amounts payable under the Qualified Retirement Plan, and participants in both the Non-Qualified Retirement Plan and the SERP may receive the formula benefit from the SERP only to the extent that it exceeds the benefit payable from the Non-Qualified Retirement Plan and the Qualified Retirement Plan.

2011 pension benefits. The following table details the accumulated benefits under the pension plans in which each named executive participates. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. However, it is important to note that the benefits shown for the named executives are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely if the named executive does not continue to work at AIG for the next several years. As of year-end 2011, Messrs. Dooley and Wintrob were participants in the SERP, but were not yet eligible for an early retirement benefit thereunder. Mr. Dooley was eligible for early retirement benefits under the Non-Qualified Plan, but Messrs. Herzog and Wintrob were not yet eligible for early retirement benefits under that plan. Messrs. Benmosche and Hancock are not yet vested in any AIG pension plans.

AIG has not granted extra years of credited service under the defined benefit plans described above to any named executive, other than credit for prior service by Mr. Herzog to American General Corporation (as required by Code regulations applicable to plans assumed in acquisitions). In order to vest in AIG’s nonqualified pension plans, participants must meet the eligibility requirements for early retirement benefits. Vesting in the Qualified Retirement Plan requires five years of service.

2011 Pension Benefits

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2011
Robert H. Benmosche	Qualified Retirement Plan	1.833	$47,043	$0
	Non-Qualified Retirement Plan	0	$0	$0
	Total		$47,043	$0

David L. Herzog	Qualified Retirement Plan	11.917	$237,893	$0
	Non-Qualified Retirement Plan	9.750	$403,935	$0
	American General Corporation Supplemental Executive Retirement Plan	2.917	$109,680	$0
	Total		$751,508	$0

William N. Dooley	Qualified Retirement Plan	26.750	$724,333	$0
	Non-Qualified Retirement Plan	24.750	$1,725,895	$0
	SERP	25.000	$1,390,669	$0
	Total		$3,840,897	$0

Peter D. Hancock	Qualified Retirement Plan	1.333	$28,475	$0
	Non-Qualified Retirement Plan	0	$0	$0
	Total		$28,475	$0

Jay S. Wintrob	Qualified Retirement Plan	11.500	$259,929	$0
	Non-Qualified Retirement Plan	9.333	$625,007	$0
	SERP	9.333	$413,627	$0
	Total		$1,298,563	$0

(1)	The named executives had the following years of service with AIG as of December 31, 2011: Mr. Benmosche — 2.416; Mr. Herzog — 10.417; Mr. Dooley — 33.5; Mr. Hancock — 1.916; and Mr. Wintrob — 12.083.

Mr. Benmosche. Mr. Benmosche had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Benmosche became a participant in the Qualified Retirement Plan effective September 1, 2010, after he completed one year of service with AIG with service credited retroactive to March 1, 2010. He has not accrued any service under the Non-Qualified Retirement Plan due to the freeze on service accrual required by the Memoranda.

Mr. Herzog. Mr. Herzog’s benefit under the American General Corporation Supplemental Executive Retirement Plan was frozen at December 31, 2002. Mr. Herzog’s credited service under the Non-Qualified Retirement Plan is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan required by the Memoranda.

Mr. Herzog had more years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because those plans provided credit for years of employment with American General Corporation before its acquisition by AIG. Under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, the credited service typically applies starting 6 months after the date of hire. Mr. Herzog’s credited service is retroactive to his date of hire because he became an AIG employee following AIG’s acquisition of American General Corporation and received credited service from his date of hire with American General Corporation.

Mr. Dooley. Mr. Dooley had fewer years of credited service than actual service under the Qualified Retirement Plan and Non-Qualified Retirement Plan, because he did not enter the plans immediately upon eligibility. Mr. Dooley had fewer years of credited service than actual service under the SERP because credited service is capped at 25 years under this plan. Mr. Dooley’s credited service under the Non-Qualified Retirement Plan is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan required by the Memoranda.

Mr. Hancock. Mr. Hancock had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Hancock became a participant in the Qualified Retirement Plan effective March 1, 2011, after he completed one year of service with AIG with service credited retroactive to September 1, 2010. He has not accrued any service under the Non-Qualified Retirement Plan due to the freeze on service accrual required by the Memoranda.

Mr. Wintrob. Mr. Wintrob had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Wintrob became a participant in the Qualified Retirement Plan effective January 1, 2001, after he completed one year of service with AIG with service credited retroactive to July 1, 2000. Mr. Wintrob’s credited service under the Non-Qualified Retirement Plan and the SERP is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual required by the Memoranda.

(2)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2011 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP are calculated based on payment of a life annuity beginning at age 65, or current age if older, consistent with the assumptions described in Note 20 to the Consolidated Financial Statements included in AIG’s 2011 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 4.62 percent for the Qualified Retirement Plan. The discount rate assumption for the Non-Qualified Retirement Plan is 4.58 percent, 4.63 percent for the SERP, and 4.43 percent for the American General Corporation Supplemental Executive Retirement Plan. The mortality assumptions are based on the 2012 Pension Protection Act separate static annuitant mortality tables.

Benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche and

Herzog participated only in the Non-Qualified Retirement Plan. Mr. Hancock did not accrue any benefits in these plans because he commenced employment after the freeze date.

The SERP and Non-Qualified Retirement Plan benefits for these participants, if eligible, are equal to the lesser of the frozen SERP and Non-Qualified Retirement Plan benefit or the SERP and Non-Qualified Retirement Plan benefit without taking into account the plan freeze on service accrual required by the Memoranda. Vesting is determined in the SERP and the Non-Qualified Retirement Plan based on age and years of service as of the executive’s actual retirement date. Early retirement reduction factors are based on age at the executive’s actual retirement date and years of service as of the freeze date.

Mr. Herzog. Mr. Herzog’s American General Corporation Supplemental Executive Retirement Plan benefit was frozen as of December 31, 2002 following AIG’s acquisition of American General Corporation.

Changes to Pension Benefits in 2012

Effective April 1, 2012 the benefit formula under the Qualified Retirement Plan and the Non-Qualified Retirement Plan will be converted from a final average pay formula to a cash balance formula comprised of pay credits, based on 6 percent of a plan participant’s annual compensation (subject to IRS limitations on qualified plans) and annual interest credits. The Non-Qualified Retirement Plan benefit under the cash balance formula will also be subject to the freeze on benefit accruals required by the Memoranda.

The definition of pensionable earnings under the cash balance formula will be different from the definition used in the final average pay formula. Effective April 1, 2012, pensionable earnings under the cash balance formula will include base salary, commissions, overtime and annual short-term incentive bonus. The Qualified Retirement Plan will continue to be subject to IRS compensation limits and the Non-Qualified Retirement Plan will be subject to an annual compensation limit of $1 million in 2012.

However, the current final average pay formula and definition of pensionable earnings will not change under the Qualified Retirement Plan or the Non-Qualified Retirement Plan for employees whose age and credited service as of March 31, 2012 add up to 65 or greater and who have at least five years of credited service in the Qualified Retirement Plan. These participants will receive a benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit.

Effective April 1, 2012, participants in the Qualified Retirement Plan will be vested after three years of service (rather than five years) and participants in the Non-Qualified Retirement Plan will be vested once they attain age 60 with five or more years of service or age 55 with 10 or more years of service (rather than credited service).

Effective April 1, 2012, the death benefit payable to a participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan will generally equal the participant’s cash balance account. The death benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan prior to April, 1, 2012 is generally no more than half of the normal retirement benefit.

Nonqualified Deferred Compensation

In 2008, AIG terminated a number of its nonqualified deferred compensation plans, including the Supplemental Incentive Savings Plan (SISP), which allowed employees to contribute to deferred compensation accounts above the 401(k) annual limit, and the Executive Deferred Compensation Plan (EDCP), in which designated key employees also were eligible to participate. However, for certain current and former employees, including participating named executives, payments of account balances were not accelerated. AIG also maintains a U.S. tax-qualified (401(k)) defined contribution plan. Mr. Dooley participated in the SISP and Messrs. Herzog and Wintrob participated in the EDCP. In addition, Mr. Herzog participated in the American General Supplemental Thrift Plan (AG Supplemental Thrift Plan) as a result of his employment by American General Corporation prior to its acquisition by AIG.

Supplemental Incentive Savings Plan. Participants in the SISP were able to defer cash compensation up to a maximum of $11,500 per year. Amounts deferred under the SISP were credited with earnings based on the returns of a number of mutual funds. In 2011, based on the performance of these funds, Mr. Dooley experienced a return of approximately 2 percent. All funds available for selection under the SISP were also available for selection under AIG’s 401(k) plan. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with each participant’s prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Executive Deferred Compensation Plan. Participants in the EDCP were able to defer cash compensation up to a maximum of $300,000 per year. Amounts deferred under the EDCP were credited with earnings based on the returns of a small number of mutual funds. In 2011, based on the performance of these funds, Messrs. Herzog and Wintrob experienced returns of less than 1 percent. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with participants’ prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Senior Partners Plan. In 2009, AIG terminated its Senior Partners Plan for future performance cycles. Each named executive other than Messrs. Benmosche and Hancock has awards that have been earned but are not yet vested under the Senior Partners Plan, which was operated for successive overlapping three-year performance periods. The first performance period was January 1, 2004 through December 31, 2006, and the last performance period was January 1, 2006 through December 31, 2008. Participants were granted Senior Partner Units that entitled them to receive deferred cash awards based on a weighted average of the annual growth in AIG’s adjusted book value per share during the performance period. However, no awards were earned under the Senior Partners Plan for a performance period if Partners Plan awards were not earned for the performance period ending in the same year. Consequently, no Senior Partner Units were earned for the performance period ending in 2008. Earned awards under the Senior Partners Plan vest and are paid in two equal installments promptly after the fourth and sixth anniversaries of the first day of the final year of the performance period. In addition, the Senior Partners Plan was preceded by the 2005 Senior Partners Plan, a transition plan under which participants were granted Senior Partner Units with fixed values. The 2005 Senior Partners Plan and the first half of the award for the performance period ending in 2007 vested on January 1, 2011 and were paid promptly thereafter. The second half of the award for the performance period ending in 2007 vested on January 1, 2012 and was paid promptly thereafter. Any unvested Senior Partner Units under either plan generally will be forfeited if the participant ceases employment with AIG before reaching age 65. Senior Partner Units also provide for a quarterly cash payment on previously earned (but unvested) amounts that generally is equal to the participant’s earned balance, multiplied by the total cash dividends paid on AIG Common Stock during the prior quarter, divided by AIG’s adjusted book value as of the beginning of the prior quarter. AIG has not paid cash dividends since September 19, 2008. In January 2011, Messrs. Herzog, Dooley and Wintrob received $614,625, $2,668,875 and $3,008,500, respectively, upon the vesting of awards previously earned for 100% of the 2005 Senior Partners Plan and the first 50% of the 2007 Senior Partners Plan.

Stock Salary. Stock Salary takes the form of regular, semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. For 2011, grants of Stock Salary were made to the named executives with retroactive effect from January 1, 2011 for Messrs. Herzog, Hancock, Dooley and Wintrob, and effective January 1, 2011 for Mr. Benmosche. Each grant of Stock Salary is subject to transfer or payment restrictions for a multi-year period; the period of restriction for Stock Salary paid to AIG’s named executives in 2011 is as follows:

•	For Mr. Benmosche, Stock Salary consists of AIG Common Stock that cannot be transferred until the fifth anniversary of the date of hire.

•

For Messrs. Herzog, Dooley, Hancock and Wintrob, Stock Salary consists of restricted stock units. The restrictions will lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant.

For more details on Stock Salary, please see “Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components.”

2005 Senior Partners Plan, 2006 Senior Partners Plan, 2007 Senior Partners Plan and Stock Salary awards, as well as balances under the EDCP and the other plans in which the named executives participated, are detailed in the following table.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions	AIG Contributions(1)	Aggregate Earnings (Loss)(2)		Distributions(3)	Balance
Robert H. Benmosche
Stock Salary(4)	$0	$0		$0	$0	$0
David L. Herzog
EDCP	$0	$0		$164	$0	$372,218
AG Supplemental Thrift Plan	$0	$0		$787	$0	$18,939	(5)
Senior Partners Plan	$0	$0		$0	$614,625	$546,188	(6)
2009 Stock Salary(4)	$0	$0		$(1,833,504)	$0	$915,979
2010 Stock Salary(4)	$0	$0		$(1,608,403)	$0	$2,613,345
2011 Stock Salary(4)	$0	$4,734,000		$(739,413)	$124,177	$3,870,410

Total						$8,337,079
William N. Dooley
SISP	$0	$0		$512	$0	$25,455
Senior Partners Plan	$0	$0	$		$2,668,875	$2,258,250	(6)
2009 Stock Salary(4)	$0	$0		$(2,043,135)	$0	$1,703,399
2010 Stock Salary(4)	$0	$0		$(1,452,437)	$0	$2,359,940
2011 Stock Salary(4)	$0	$5,550,000		$(866,856)	$145,709	$4,537,435

Total						$10,884,479
Peter D. Hancock
2010 Stock Salary(4)	$0	$0		$(782,392)	$0	$1,230,073
2011 Stock Salary(4)	$0	$4,400,000		$(689,571)	$100,237	$3,610,192

Total						$4,840,265
Jay S. Wintrob
EDCP	$0	$0		$564	$0	$1,276,111
Senior Partners Plan	$0	$0		$0	$3,008,500	$2,597,875	(6)
2009 Stock Salary(4)	$0	$0		$(2,105,125)	$0	$1,020,181
2010 Stock Salary(4)	$0	$0		$(1,846,148)	$0	$2,999,650
2011 Stock Salary(4)	$0	$5,315,000		$(829,963)	$140,711	$4,344,326

Total						$12,238,143

(1)	All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2011 Summary Compensation Table.

(2)	For outstanding 2009 Stock Salary, represents the earnings or loss accrued from December 31, 2010 through December 31, 2011. For the first tranche of 2010 Stock Salary, represents the earnings or loss accrued from December 31, 2010 through delivery date; for the second and third tranches of 2010 Stock Salary, represents the earnings or loss accrued from December 31, 2010 through December 31, 2011. For 2011 Stock Salary, represents the earnings or loss accrued from the grant date through December 31, 2011. Prior to April 14, 2011, the value of 2010 Stock Salary, which was in the form of LTPUs, was determined by reference to the trailing ten-day trading volume weighted average price as of the valuation date (in the case of the debt securities portion) and the closing sale price on the valuation date (in the case of the AIG Common Stock portion).

(3)	For Stock Salary, distributions represent FICA and Medicare taxes withheld at time of grant.

(4)

All Stock Salary granted in 2009 was granted in restricted shares of AIG Common Stock or units based on AIG Common Stock. AIG Stock Salary granted in 2010 was granted in restricted shares of AIG Common Stock or LTPUs. Under the terms of the AIG Long-Term Performance Units Plan, the debt securities portion of any outstanding LTPUs was converted into AIG Common Stock on April 14, 2011. All Stock Salary granted in 2011 was granted in restricted shares of AIG Common Stock or RSUs. Stock Salary for Messrs. Herzog, Dooley, Hancock and Wintrob is subject to transfer restrictions from one to three years. Stock Salary becomes immediately transferable upon an executive’s termination due to death or permanent disability. The Stock Salary amounts in the Balance column for certain of the named executives were included in amounts reported in Summary Compensation Tables in previous years. The amounts in the table represent the portion of such previously reported awards that was undelivered at December 31, 2011. Mr. Herzog’s 2009 Stock Salary was previously reported in the 2009 Summary Compensation Table. All of Messrs. Herzog’s, Hancock’s and Wintrob’s 2010 Stock Salary was previously reported in the 2010 Summary Compensation

Table. Amounts in previous Summary Compensation Tables represent the fair market value at the grant date. The amounts in the Balance column above represent the value based on the closing sale price of AIG Common Stock on December 31, 2011.

(5)	Represents Mr. Herzog’s balances under the AG Supplemental Thrift Plan and contributions made to this plan prior to AIG’s acquisition of American General Corporation. Mr. Herzog may receive a lump sum distribution from this plan when he terminates employment with AIG and elects a distribution from AIG’s 401(k) plan. This plan provides a return based on Prime plus 1 percent which resulted in a 4.3 percent return in 2011.

(6)	Messrs. Benmosche and Hancock did not participate in any Senior Partners Plans. Senior Partners Plan balances for Messrs. Herzog, Dooley and Wintrob include awards under the 2006 Senior Partners Plan and the 2007 Senior Partners Plan and represent the portion of such awards that was undelivered at December 31, 2011. For Mr. Herzog, this amount consists of a 2006 Senior Partners Plan balance of $206,563 which was previously reported in the 2008 Summary Compensation Table for 2006 and $339,625 which was previously reported in such table for 2007. For Mr. Wintrob, this amount consists of a Senior Partners Plan balance of $1,239,375 which was previously reported in the 2007 Summary Compensation Table for 2006 and $1,358,500 which was previously reported in such table for 2007.

POTENTIAL PAYMENTS ON TERMINATION

As a result of the TARP Standards, none of the named executives may receive severance or other “golden parachute payments” following a termination in 2012. The TARP Standards permit payments under tax-qualified retirement plans, payments due to death or disability and payments for services performed or benefits accrued.

Termination Payments and Benefits for the Named Executive Officers as of December 31, 2011

Name	Severance(1)	Medical and Life Insurance(2)	Pension Plan Credit(3)	Unvested Options(4)	Unvested Stock Awards(5)	Unvested Senior Partners Plan Awards(6)	Total
Robert H. Benmosche
Involuntarily by AIG	$0	$0	$0	$0	$0	$0		$0
Voluntarily by Executive	$0	$0	$0	$0	$0	$0		$0
Death	$0	$0	$0	$0	$3,141,118	$0		$3,141,118
Disability	$0	$0	$79,894	$0	$3,141,118	$0		$3,221,012
David L. Herzog
Involuntarily by AIG	$0	$0	$0	$0	$0	$0		$0
Voluntarily by Executive	$0	$0	$0	$0	$0	$0		$0
Death	$0	$0	$0	$0	$2,193,142	$546,188		$2,739,330
Disability	$0	$0	$271,497	$0	$2,193,142	$546,188		$3,010,827
William N. Dooley
Involuntarily by AIG	$0	$0	$0	$0	$0	$0	$
Voluntarily by Executive	$0	$0	$0	$0	$0	$0		$0
Death	$0	$0	$0	$0	$824,110	$2,258,250		$3,082,360
Disability	$0	$0	$0	$0	$824,110	$2,258,250		$3,082,360
Peter D. Hancock
Involuntarily by AIG	$0	$0	$0	$0	$0	$0		$0
Voluntarily by Executive	$0	$0	$0	$0	$0	$0		$0
Death	$0	$0	$0	$0	$830,050	$0		$830,050
Disability	$0	$0	$0	$0	$830,050	$0		$830,050
Jay S. Wintrob
Involuntarily by AIG	$0	$0	$0	$0	$0	$0		$0
Voluntarily by Executive	$0	$0	$0	$0	$0	$0		$0
Death	$0	$0	$0	$0	$3,180,395	$2,597,875		$5,778,270
Disability	$0	$0	$0	$0	$3,180,395	$2,597,875		$5,778,270

(1)	None of the named executives are eligible to receive severance payments upon voluntary or involuntary termination in 2012 and none of them could have received such benefits in 2011.

(2)	Does not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. If eligible for retiree medical and life insurance benefits, Mr. Herzog is covered by the American General Retiree Medical and Life Insurance Plan provisions. All other named executives are covered under the AIG Retiree Medical and Life Insurance Plan provisions.

(3)

The named executives, other than Messrs. Benmosche and Hancock, or their estates would receive benefits under AIG’s pension plans upon termination as a result of death. Death benefits under AIG’s pension plans generally are no more than half of normal retirement benefits. The death benefits for the named executives, other than Messrs. Benmosche and Hancock (who are not vested), calculated using the actual dates of birth for these individuals’ spouses, are less than the amounts shown in the 2011 Pension Benefits table on a present value basis. The named executives other than Mr. Hancock would receive benefits under AIG’s pension plans upon termination as a result of disability. The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits, representing additional years of credited service that would accrue during a period of disability pursuant to the plan provisions applicable to all salaried employees. The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2011 Pension Benefits table, calculated using the same assumptions.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “Post-Employment Compensation—Pension Benefits.”

(4)	No options that become exercisable on retirement, death or permanent disability currently are in the money.

(5)	The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $23.20 on December 30, 2011) of shares of AIG Common Stock underlying unvested equity-based awards and previously earned awards under the DCPPP, the Partners Plan, the SICO plans and the TARP RSUs, which would have become vested on termination due to permanent disability or death.

For the purposes of providing an estimated value for TARP RSUs upon death or permanent disability, we have assumed that AIG will repay its TARP obligations in full. While the full grant of TARP RSUs have been valued at the closing sale price of AIG Common Stock on December 30, 2011 of $23.20, payment is subject to the vesting and payment schedule in the TARP RSU Award Agreements (i.e., after vesting, and any fixed period of restriction, payment occurs in 25 percent increments as AIG repays 25 percent of its TARP obligations).

These amounts reflect that AIG did not achieve threshold performance for the 2008-2009 performance period under the Partners Plan. Awards would be delivered promptly after retirement, the occurrence of permanent disability or death, as applicable. Awards otherwise generally would be forfeited on termination of employment before the relevant named executive reaches age 65. Stock-based award holdings at the end of 2011 are detailed in the Outstanding Equity Awards at December 31, 2011 table.

(6)	The amounts in this column represent Senior Partners Plan awards that the named executives would have been eligible to receive on termination due to permanent disability or death. These awards would be delivered promptly after retirement, the occurrence of permanent disability or death, as applicable. Senior Partners Plan balances otherwise generally would be forfeited on termination of employment before the relevant named executive reaches age 65. For information on other deferred compensation balances held by the named executives, see “Post-Employment Compensation—Nonqualified Deferred Compensation.”

PROPOSAL 2—NON-BINDING SHAREHOLDER RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Emergency Economic Stabilization Act of 2008, enacted in October 2008, as amended by the American Recovery and Reinvestment Act of 2009, enacted in February 2009, imposes a number of requirements on institutions that have participated in the Department of the Treasury’s Troubled Asset Relief Program (TARP), including AIG. One requirement is that at each annual meeting of shareholders during the period in which a TARP investment is outstanding, AIG must permit a non-binding shareholder advisory vote to approve the compensation of AIG’s executives, as disclosed in the annual Proxy Statement.

Accordingly, this Item gives holders of AIG Common Stock the opportunity to vote for or against the following resolution:

RESOLVED: that the holders of the Common Stock of American International Group, Inc. (the “Company”), approve the compensation of the Company’s executives, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure contained in the Proxy Statement.

Because this resolution relates to the information about executive compensation contained in this Proxy Statement, beginning with “Executive Compensation—Compensation Discussion and Analysis,” shareholders should review that information in considering their vote on the resolution.

The results of the vote on this resolution will not be binding on AIG’s Board of Directors, will not overrule any decisions the Board has made and will not create any duty for the Board to take any action in response to the outcome of the vote. However, AIG’s Compensation and Management Resources Committee may, in its sole discretion, take into account the outcome of the vote in analyzing and evaluating future compensation opportunities.

AIG STATEMENT IN SUPPORT

YOUR BOARD OF DIRECTORS SUPPORTS THIS RESOLUTION.

2011 was a year of extraordinary accomplishments for AIG. Our employees completed AIG’s Recapitalization, closed over $15 billion in divestitures of operations and securities, strengthened AIG’s liquidity, re-accessed the capital markets and reinvigorated AIG’s core businesses, all while responding professionally and personally to a year of unprecedented natural disasters. These accomplishments reflect the objectives that AIG emphasized as part of its compensation program and as described in more detail under the heading “Executive Compensation—Compensation Discussion and Analysis—Executive Summary.”

AIG is subject to limits on its executive compensation program and, accordingly, the 2011 pay structures for AIG’s executive officers were prescribed by law, as interpreted by the Special Master for TARP Executive Compensation. The Special Master determined the specific compensation structures and amounts for the Top 25 group, which included the named executives. The named executives were not eligible for any cash incentives or any stock incentives other than TARP RSUs for Messrs. Herzog, Hancock and Wintrob, subject to the limit on each such award determined by the Special Master. For members of the Top 26-100, AIG was permitted to establish total opportunities subject to the Special Master’s structural requirements.

AIG’s Board and Compensation and Management Resources Committee believe that the design of AIG’s compensation programs, the oversight by the Special Master and the Compensation and Management Resources Committee’s commitment to making compensation decisions that are appropriate in light of AIG’s goals justify a vote in favor of this resolution.

Holders of AIG Common Stock are entitled to vote on this resolution. Adoption of the resolution requires a vote for the resolution by a majority of votes cast by the shareholders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Your Board of Directors recommends a vote FOR this resolution.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of AIG’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate. During 2011, the PricewaterhouseCoopers LLP engagement team spent a significant amount of time with the Audit Committee.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of AIG’s financial statements;

•	AIG’s internal control over financial reporting;

•	AIG’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of AIG’s internal audit function.

The Audit Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Audit Committee held twelve meetings during 2011. The Audit Committee Chairman and members of the Audit Committee also held numerous additional meetings with AIG’s Director of Internal Audit, AIG’s independent registered public accounting firm (PricewaterhouseCoopers LLP) and outside counsel throughout 2011.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Audit Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

Audited Financial Statements

In the performance of its oversight function, the Audit Committee has considered and discussed the 2011 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal control over financial reporting. The Audit Committee has reviewed with the Director of Internal Audit and the PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with each of the Director of Internal Audit and senior engagement partners of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of AIG’s internal controls and the overall quality of AIG’s financial reporting. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by

PCAOB AU 380, “Communication with Audit Committees.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the PCAOB’s rules regarding Communication with Audit Committees Concerning Independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2011 in AIG’s 2011 Annual Report on Form 10-K.

Conclusion

AIG management and the Audit Committee recognize the importance of continued attention to improving AIG’s internal controls, including reducing reliance on manual controls. AIG management is committed to ensuring that the manual controls that have been established remain effective and sustainable. AIG has been implementing technology solutions to mitigate the reliance on manual controls. However, the implementation of these systems will take several years.

Audit Committee
American International Group, Inc.

Christopher S. Lynch, Chairman John F. Fitzpatrick Donald H. Layton George L. Miles, Jr.
Ronald A. Rittenmeyer

PROPOSAL 3—RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the votes cast by the shareholders of AIG Common Stock, which votes are cast “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Under AIG’s policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits and regulatory filings; audit-related services, such as audit and review of newly implemented systems, processes and controls, regulatory and compliance attestations, employee benefit plan audits, due diligence related to acquisitions and divestitures and accounting consultations concerning financial reporting standards; tax services, such as tax preparation and consultation on tax matters, transaction-based tax advice, review of tax accounting matters and other tax planning and advice; and other permitted non-audit services, such as regulatory and statutory compliance reviews, information technology reviews, information resources, training, risk management services, and other compliance reviews. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The table below shows the fees paid by AIG to PricewaterhouseCoopers LLP in 2011 and 2010. The reduction in audit fees in 2011 was primarily related to a reduction in services pertaining to divestitures and restructuring activities that were completed during 2010 and recapitalization activities completed in early 2011.

	2011 (in millions)	2010 (in millions)
Fees paid by AIG:
Audit fees(a)	$91.6	$144.5
Audit-related fees(b)	$9.2	$11.6
Tax fees(c)	$6.1	$5.6
All other fees(d)	$3.7	$5.5

(a)	Audit fees include fees for the audit of AIG’s consolidated financial statements, as well as subsidiary and statutory audits. Includes out-of-pocket expenses of $4.4 million in 2011 and $5.1 million in 2010.

(b)	Audit-related fees include fees in respect of assurance and related services that are traditionally performed by independent accountants, including: audit and review of newly implemented systems, processes and controls; regulatory and compliance attestations; employee benefit plan audits; due diligence related to acquisitions and divestitures; and accounting consultations concerning financial accounting and reporting standards.

(c)	Tax fees are fees in respect of tax return preparation and consultation on tax matters; transaction-based tax advice; review of tax accounting matters; and other tax planning and advice.

(d)	All other fees include fees related to regulatory and statutory compliance reviews; information technology reviews; information resources; training; risk management services; and other compliance reviews.

The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above.

PricewaterhouseCoopers LLP also provides audit services to certain private equity and real estate funds managed and advised by AIG subsidiaries. Fees related to these audits were $4.0 million in 2011 and $3.6 million in 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of AIG Common Stock that may be issued under compensation plans as of December 31, 2011.

Equity Compensation Plan Information

Plan Category	Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	Amended and Restated 1999 Stock Option Plan	600,957		$1,241.71		0	(3)

	Amended and Restated 2002 Stock Incentive Plan	54,155	(4)	$—		0	(3)

	Director Stock Plan	180	(5)	$—		0	(3)

	Amended and Restated 2007 Stock Incentive Plan	484,278	(6)	$790.46	(7)	0	(3)

	2010 Stock Incentive Plan	9,668,489	(6)	—		31,284,731	(8)

Total		10,808,059		$1,172.25	(7)	31,284,731	(8)

(1)	At December 31, 2011, options with respect to 6,596 shares were outstanding as a result of AIG’s assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $1,187.98 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	In addition, at December 31, 2011, AIG was obligated to issue 600,488 shares in connection with previous exercises of options with delivery deferred.

(3)	No future awards will be made under these plans, which were replaced by the 2010 Stock Incentive Plan.

(4)	Represents shares reserved for issuance in connection with time-vested RSUs and Performance RSUs granted under the Partners Plan and the DCPPP.

(5)	Represents shares granted to non-management directors with delivery deferred.

(6)	Represents shares reserved for issuance in connection with time-vested RSUs, DSUs and TARP RSUs, as well as stock appreciation rights issued pursuant to the AIG 2009 Long Term Incentive Plan, AIG 2010 Long Term Incentive Plan and the AIG 2011 Long Term Incentive Plan that are payable in cash or shares.

(7)	Weighted average exercise price of outstanding options granted. Excludes Stock Salary Awards, RSUs, DSUs, deferred stock and Performance RSUs.

(8)	Represents shares reserved for future issuance under the 2010 Stock Incentive Plan (which replaced the 2007 Stock Incentive Plan for Awards granted on or after May 12, 2010).

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Your Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to Exchange Act Rule 14a-8 should be sent to the Secretary of AIG at 180 Maiden Lane, New York, New York 10038 and must be received by December 6, 2012. Under the AIG By-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2013 annual meeting of shareholders must be received not less than 90 nor more than 120 days prior to May 16, 2013, unless the 2013 annual meeting of shareholders is not scheduled to be held on a date between April 16, 2013 and June 17, 2013, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-laws is available in the Corporate Governance section of AIG’s website at www.aig.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate directly with one or more directors by

•	writing to them at the address of c/o Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, New York 10038; or

•	emailing boardofdirectors@aig.com.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, shareholders may follow the instructions when voting online at www.proxyvote.com. Following the 2012 Annual Meeting of Shareholders, you may continue to register for electronic delivery of future documents by visiting http://enroll.icsdelivery.com/aig. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about April 5, 2012, we sent shareholders of record at the close of business on March 21, 2012, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2011 via the internet and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be held on May 16, 2012. Our 2012 Proxy Statement and Annual Report for the year ended December  31, 2011, are available free of charge on our website at www.aig.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The SEC’s rules permit us to deliver a single notice or set of Annual Meeting materials to a single address shared by two or more of our shareholders. We have delivered only one notice or set of Annual Meeting materials to multiple shareholders who share that address unless AIG received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting of Shareholders, Proxy Statement or 2011 Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 180 Maiden Lane, New York, New York 10038, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation and Management Resources Committee,” “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee,” and Appendix A to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.

CORPORATE GOVERNANCE GUIDELINES

(Effective March 14, 2012)

I. INTRODUCTION

The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions.

II. ROLES OF BOARD AND MANAGEMENT

The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG’s business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management’s performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG’s performance, as well as significant events, issues and risks that may affect AIG’s business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III. BOARD COMPOSITION

The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•

The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 8 and 12 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•

In order to provide oversight to management, given AIG’s complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•

At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV. THE CHAIRMAN OF THE BOARD

A.	Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board’s current policy that the Chairman’s duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•

Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	Discussing with the Chief Executive Officer the implementation of AIG’s strategic initiatives and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•

Serving as an ex-officio, non-voting member of each standing committee of the Board of which he is not a member. The Chairman’s participation as an ex-officio member at any meeting will not affect the presence or absence of a committee’s quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend in an ex-officio capacity.

V. SELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, for recommending candidates to fill vacancies occurring between annual meetings and for periodically recommending candidates for election to the Board.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•

The interplay of the individual’s experience with the experience of other Board members; the contribution represented by the individual’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board;

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.	Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders	may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Vice President–Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, NY 10038. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG’s by-laws.

D.	Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI. ELECTION, TERM AND RETIREMENT OF THE DIRECTORS

A.	Election and Term. A director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG’s businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.	Voting for Directors. The Board shall nominate for election as directors only incumbent candidates who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election[1] and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance herewith. The Nominating and Corporate Governance Committee shall consider such irrevocable resignation and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall accept such resignation unless it determines that the best interests of the Corporation and its shareholders would not be served by doing so. The Board shall take action within 90 days following certification of the vote, unless such action would cause AIG to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event AIG shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a periodic or current report filed with the Securities and Exchange Commission.

C.	Director Retirement. No individual shall stand for election as a director after reaching the age of 75. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.	Change in Status. If (other than as a result of retirement) a director’s principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.	Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

[1]	The AIG by-laws provide that each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes “for” or “against” a nominee) at any meeting involving a contested election for one or more directors (meaning more directors have been nominated for election than directorship positions available).

VII. BOARD MEETINGS

The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or if requested by two directors as provided in the by-laws.

The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII. EXECUTIVE SESSIONS

To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the other Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX. THE COMMITTEES OF THE BOARD

A.	Committees. The Board will have at least the following standing committees: Audit Committee; Compensation and Management Resources Committee; Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee; and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3. Each committee chairman will give a report to the Board periodically on his or her committee’s activities.

B.	Composition of the Committees. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Committee Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in the rules and regulations of the SEC, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X. BOARD RESPONSIBILITIES

A.	Overall Business Strategy. The Board will periodically review and approve AIG’s overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.	Management Succession. The Chief Executive Officer shall present, at least annually, to the Compensation and Management Resources Committee a management succession plan, to ensure that future selections are appropriately considered. The principal components of this plan are:

•	A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

•	The Chief Executive Officer’s plan for management succession for the other policy-making officers of AIG.

The Compensation and Management Resources Committee shall provide a report to the Board on the management succession plan. The Board shall review and consider the plan and any recommendations of the Compensation and Management Resources Committee.

D.	Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation and Management Resources Committee, evaluates the performance of the Chief Executive Officer against AIG’s goals and objectives and determines the compensation of the Chief Executive Officer. The determination of the Compensation and Management Resources Committee with respect to the Chief Executive Officer’s compensation shall be subject to the approval or ratification of the Board as provided in the by-laws.

E.	Executive Compensation. The Compensation and Management Resources Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) the development and implementation of other AIG compensation programs.

The Board and the Compensation and Management Resources Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG’s public disclosures regarding executive compensation.

F.	Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s financial performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

The Board, in conjunction with management of AIG, has developed and will review and update from time to time standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

H.	Risk Management. The Board, the Finance and Risk Management Committee and the Audit Committee receive reports on AIG’s significant risk exposures and how these exposures are managed. AIG’s Chief Risk Officer provides reports to the Compensation and Management Resources Committee with respect to the risks posed to AIG by its employee compensation plans.

XI. EXPECTATIONS OF DIRECTORS

The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that directors act in the best interests of AIG and not act for personal benefit at the expense of AIG.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s Vice President–Corporate Governance and Special Counsel and Secretary to the Board of Directors in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG’s policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each director’s, and each potential director’s, overall commitments to help ensure that all directors have sufficient time to fulfill their responsibilities as directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of boards of directors than four is appropriate.

E.	Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG’s business. It is expected that the Chief Executive Officer will keep the Chairman informed of all significant management, operational and other business developments as they arise. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors or communicating with AIG’s stakeholders.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII. COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate directly with one or more directors by (1) writing to them c/o Vice President–Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, NY 10038 or (2) email at an address that will be included in the annual proxy statement.

XIII. EVALUATING BOARD AND COMMITTEE PERFORMANCE

AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee’s charter.

XIV. CHARITABLE GIVING

AIG, and its subsidiaries, may make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•

Gifts are to be made prudently and to further AIG’s business interests, including the enhancement of AIG’s reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•

Management will provide the Regulatory, Compliance and Public Policy Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $50,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be available upon request, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $50,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Management will inform the Nominating and Corporate Governance Committee and the Regulatory, Compliance and Public Policy Committee before the making of any proposed gift that would result in gifts aggregating $50,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV. POLITICAL CONTRIBUTIONS

AIG, and its subsidiaries, may make political contributions in the ordinary course of their business to further AIG’s business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

Management will provide the Regulatory, Compliance and Public Policy Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Regulatory, Compliance and Public Policy Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI. RELIANCE ON MANAGEMENT AND OUTSIDE ADVICE

The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred.

XVII. AMENDMENT AND WAIVER

In the exercise of its business judgment, these Guidelines may be amended, modified or waived by the Board at any time and from time to time and, when permitted by these Guidelines, waivers may also be granted by the Nominating and Corporate Governance Committee.

Annex A

AMERICAN INTERNATIONAL GROUP, INC.

DIRECTOR INDEPENDENCE STANDARDS

A director having any of the following relationships will be deemed to have a material relationship1 with AIG2 and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•

During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).[5]

•

(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•

A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

[1]	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
[2]	“AIG” refers to American International Group, Inc. and its consolidated subsidiaries.
[3]

“Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

[4]

“Executive officer” refers to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

[5]

Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.

[6]	Contributions to tax exempt organizations are not considered payments for purposes of this test.

[7]	Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

•

A relationship arising solely from a director’s affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of the greater of $1 million or 2% of the charity’s consolidated gross revenues for such year.[7]

•	The ownership by a director of equity securities of AIG or of any fund managed by AIG.

•

The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	A relationship or transaction arising from a combination of relationships or transactions which are not deemed material.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

American International Group, Inc.

PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC.

180 MAIDEN LANE

NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time on May 15, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by AIG in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time on May 15, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43388-P20341	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMERICAN INTERNATIONAL GROUP, INC.

The Board of Directors Recommends a Vote FOR each of the Nominees for Election and FOR Proposals 2 and 3.
1	Election of Directors	For	Against	Abstain
Nominees:

	1a. ROBERT H. BENMOSCHE	☐	☐	☐

	1b. W. DON CORNWELL	☐	☐	☐				For	Against	Abstain

	1c. JOHN H. FITZPATRICK	☐	☐	☐		1l.	RONALD A. RITTENMEYER	☐	☐	☐

	1d. LAURETTE T. KOELLNER	☐	☐	☐		1m.	DOUGLAS M. STEENLAND	☐	☐	☐

	1e. DONALD H. LAYTON	☐	☐	☐	2.	To vote upon a non-binding shareholder resolution to approve executive compensation.		☐	☐	☐
	1f. CHRISTOPHER S. LYNCH	☐	☐	☐

	1g. ARTHUR C. MARTINEZ	☐	☐	☐	3.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012.		☐	☐	☐
	1h. GEORGE L. MILES, JR.	☐	☐	☐

	1i. HENRY S. MILLER	☐	☐	☐

	1j. ROBERT S. MILLER	☐	☐	☐

	1k. SUZANNE NORA JOHNSON	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M43389-P20341

AMERICAN INTERNATIONAL GROUP, INC.

Annual Meeting of Shareholders

Wednesday, May 16, 2012

American International Group, Inc. 180 Maiden Lane New York, NY 10038	Proxy

Proxy solicited by Board of Directors for Annual Meeting - May 16, 2012.

Robert H. Benmosche, David L. Herzog and Thomas A. Russo, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 11:00 a.m. (Eastern Daylight Saving Time) on May 16, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, FOR Proposals 2 and 3 and otherwise as determined in their discretion. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. The Annual Meeting of Shareholders will be held at 180 Maiden Lane, New York, New York 10038.

Continued and to be signed on the reverse side.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 16, 2012.

Meeting Information
AMERICAN INTERNATIONAL GROUP, INC.	Meeting Type: Annual Meeting
For holders as of: March 21, 2012
Date: May 16, 2012 Time: 11:00 a.m.
	Location:	180 Maiden Lane
New York, NY 10038

You are receiving this communication because you hold shares in the above named company.

AMERICAN INTERNATIONAL GROUP, INC. 180 MAIDEN LANE NEW YORK, NY 10038	This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

M43399-P20341

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 2, 2012 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: If you attend the Annual Meeting, please bring with you photo identification and evidence of ownership of AIG Common Stock as of the close of business on March 21, 2012. The proxy statement contains specific instructions on how to vote your shares at the meeting.

Vote By Internet: To vote now by internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.
Vote By Telephone: To vote by telephone, go to www.proxyvote.com. Use the telephone number provided on the website to vote up until 11:59 p.m. Eastern Daylight Saving Time on May 15, 2012.

M43400-P20341

Voting Items
The Board of Directors Recommends a Vote FOR each of
the Nominees for Election and FOR Proposals 2 and 3.
1.	Election of Directors

Nominees:

	1a.	ROBERT H. BENMOSCHE	2.	To vote upon a non-binding shareholder resolution to
approve executive compensation.
	1b.	W. DON CORNWELL

	1c. 1d.	JOHN H. FITZPATRICK LAURETTE T. KOELLNER	3.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2012.

	1e.	DONALD H. LAYTON

	1f.	CHRISTOPHER S. LYNCH

	1g.	ARTHUR C. MARTINEZ

	1h.	GEORGE L. MILES, JR.

	1i.	HENRY S. MILLER

	1j.	ROBERT S. MILLER

	1k.	SUZANNE NORA JOHNSON

	1l.	RONALD A. RITTENMEYER

	1m.	DOUGLAS M. STEENLAND

M43401-P20341

M43402-P20341